UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a - 101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Herman Miller, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: ☐
	(2)	Aggregate number of securities to which transaction applies: ☐
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ☐
	(4)	Proposed maximum aggregate value of transaction: ☐
	(5)	Total fee paid: ☐

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

September 3, 2019

Dear Fellow Herman Miller Shareholder,
I joined Herman Miller in 2018, knowing it was a company with a rich history of believing in bigger ideas about what a company can do for its customers, shareholders, and communities. In the months since, I’ve been energized as I witness our mission of “inspiring designs to help people do great things” in action. I’m proud of our 8,000 employees who harness the same creativity, spirit, and dedication our company was founded on to help drive meaningful progress toward our mission and our financial results.
For fiscal year 2019, sales of $2.57 billion marked a record level for the fourth consecutive year and reflected growth across each of our business segments. While we faced higher commodity and tariff costs, we offset these pressures through well-managed operating expenses to drive operating margin expansion for the full year. We reported diluted earnings per share on a GAAP basis of $2.70 for fiscal year 2019, and adjusted EPS of $2.97(1) increased by 29% over the prior year. Based on our financial performance and confidence in our strategic direction, we announced a 6% dividend increase in June 2019.
Our innovation pipeline has been active this year. We launched the Cosm high performance office chair, Canvas Vista desking system, and Overlay moveable wall offering, which all outperformed our expectations. Cosm in particular won a number of awards, including the Fast Company Innovation by Design Award and the Orgatec Innovation Award. We also invested in bringing HAY’s influential product design and democratic pricing into our North American contract and retail ecosystem and expanded our offering by investing in Maars Living Walls, a global leader in architectural glass walls.
Our competitive landscape and the realities our customers face also continue to evolve. With that in mind, and with a newly-assembled leadership team in place, we’ve been deeply engaged in developing and rolling out our new strategic plan over the past year to address these new realities.
The following four pillars of our strategic plan aim to help us create value for both our customers and our shareholders, and we are already making progress on each.
Unlock the Power of One Herman Miller
Our product offering has evolved substantially over the years as a result of new product development, M&A, and strategic partnerships. We’ve evolved into the Herman Miller Group: a family of brands that collectively offers a purposeful variety of products for wherever people live, learn, work, and heal. We showcased the power of our brands working together in the All Together Now exhibition at Milan Design Week, and at Chicago’s NeoCon tradeshow, where we were honored to be recognized for the Best Large Showroom.
Coming together as One Herman Miller helps us achieve our goals of more actively moving into the consumer marketplace, growing globally, and making it easier to do business with us. In order to fully leverage the power of coming together as One Herman Miller, we are undertaking efforts to become more agile, invest in responsive innovation, simplify our go-to-market strategy, and continue to lead in product innovation across all of our businesses around the world.
Build a Customer-centric, Digitally-enabled Business Model
Building a customer-centric and digitally-enabled business model is a key enabler of making it easier for customers to do business with us. We are developing a deeper understanding of the customer journey across each of our businesses in order to deliver inspired products and frictionless customer experiences. We are investing in data, analytics, and digital marketing capabilities to help us develop a holistic view of our customers and become even more consumer-centric in our innovation efforts. Finally, we’re working hard to strengthen our core technology infrastructure in support of our digital transformation efforts.
We are working to ensure our brands are fully social media-optimized, which will help us drive end-to-end engagement throughout the customer journey while personalizing the experience to foster brand loyalty. We’re also leveraging the success of our new visualization tool for our North America workplace designers into our International markets to provide our dealers with world-class capabilities to help our end customers discover, navigate, and select from our entire portfolio of products.
Accelerate Profitable Growth
We see clear opportunities for profitable growth across our business segments. In fact, we believe we are the only player in our space with meaningful access to both global contract and global retail growth opportunities, and we aim to strengthen and evolve them both.
In North America, we have integrated our Specialty business into our North America Contract business. Bringing these businesses together better aligns our sales teams and makes it easier for our dealers and our customers to access our entire product portfolio. Ultimately, we believe this combination will help us capture a greater share of our dealer and end customer business. Additionally, our North America profit improvement initiative is playing a key role in accelerating profitable growth in this business. We’re expecting to achieve $30 million to $40 million in run-rate savings from this initiative by the end of fiscal year 2020 and are starting to leverage these learnings across the rest of our businesses as well.
With our fast-growing retail business representing 15% of our revenue, we’re actively working on making the Design Within Reach offering more available across North America, while also scaling the HAY brand across our retail footprint. We’re enhancing our direct-to-consumer capabilities with new digital tools in our Studios and online, and we are moving to a new state-of-the-art distribution center to improve our customer delivery experience.
Finally, with sales growth of 13% in fiscal year 2019, we see continued opportunity for our International business to build on its momentum and continue driving profitable growth. To help accelerate that growth, we plan to continue expanding our dealer distribution network, enter new product categories, grow our ancillary offering, and better align our global accounts team to enhance our ability to serve our largest global customers.
Reinforce Our Commitment to Our People, Planet, Communities
On the heels of our 12th consecutive year of inclusion on the Human Rights Campaign Corporate Equality Index, we believe now is the right time to reinforce our commitment to our people, our planet, and our communities in a more integrated and deliberate way than ever before. We’ll focus on building, developing, and retaining world-class talent, shaping an inclusive and diverse workforce, and elevating our commitment to sustainability. Beyond simply being the right thing to do, we are confident that elevating our focus on social and environmental business practices will positively impact our customers and enhance returns for our shareholders over the long term.
With distinct and differentiated sources of competitive advantage, clear strategic priorities, and a strong track record of financial performance, we have a winning foundation for our future. Our product library, innovation capabilities and design processes, world-class talent, global scale, and omnichannel reach give us a leg up in a world that’s constantly changing. I’m confident that our vision for the future will enable us to provide our customers with the most innovative and inspiring solutions wherever they work, live, heal, and learn.
In closing, I want to thank all of our employees for their tremendous effort this year in delivering these results. We are excited to build on this momentum as we execute against our strategy.
Thank you for your continued support of Herman Miller.

Sincerely,

Andrea R. Owen
President and Chief Executive Officer

(1) Non-GAAP measurements; see accompanying reconciliations and explanations on pg. 48.

Notice of Annual Meeting of Shareholders of Herman Miller, Inc.
The Annual Meeting of the Shareholders of Herman Miller, Inc. will be held virtually on October 14, 2019, beginning promptly at 11:00 a.m., ET. Shareholders will be able to listen, vote, and submit questions from any remote location that has Internet connectivity. There will be no physical location for shareholders to attend. Shareholders may participate online by logging in at www.virtualshareholdermeeting.com/MLHR19 and entering the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

Items of Business:

1.	To elect three director nominees, each for a term of three years.

2.	To ratify the Audit Committee's selection of KPMG LLP as Herman Miller's independent registered public accounting firm for fiscal year 2020.

3.	To vote, on an advisory basis, to approve the annual compensation of the Named Executive Officers.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on August 16, 2019, will be eligible to vote at this year's annual meeting.

Please note that this year's Annual Shareholders' Meeting will be held via the Internet only. Herman Miller's accompanying proxy materials include instructions on how to participate in the meeting and the means by which you may vote your shares of company stock.

We encourage each shareholder to vote at your earliest convenience, by one of the following means:

By visiting www.proxyvote.com on the Internet

And if you require paper materials:
By calling (within the U.S. or Canada) toll free at 1-800-690-6903; or
By signing and returning your Proxy card

You may also vote at the meeting via the internet by visiting www.virtualshareholdermeeting.com/MLHR19 and following the instructions. Regardless of whether you expect to attend the meeting through the Internet, please vote your shares in one of the ways listed above.

By order of the Board of Directors
Jacqueline H. Rice, General Counsel and Acting Secretary
September 3, 2019

Herman Miller, Inc., and Subsidiaries 3

4 2019 Proxy Statement

Herman Miller, Inc.
855 East Main Avenue
PO Box 302
Zeeland, Michigan 49464-0302
Proxy Statement Dated September 3, 2019
This Proxy Statement and the accompanying Proxy, which we are making available to shareholders on or about September 3, 2019, are furnished to the shareholders of Herman Miller, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on October 14, 2019, at 11:00 a.m., ET. Please note that this year's Annual Meeting will once again be held via the Internet rather than in person.

What is a proxy?
A proxy is your authorization for someone else to vote your shares for you in the way that you want to vote and allows you to be represented at our Annual Meeting if you are unable to attend the meeting. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. As used in this Proxy Statement, the terms “the Company,” “we,” “our” and “us” all refer to Herman Miller, Inc. and its subsidiaries.
What is a Proxy Statement?
A Proxy Statement is a document the United States Securities and Exchange Commission (“SEC”) requires to explain the matters on which we are asking you to vote at our Annual Meeting by proxy and to disclose certain information that may be helpful to you in deciding how to vote. This Proxy Statement was first made available to the shareholders on or about September 3, 2019.
Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
We are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the Proxy Statement and Annual Report. This supports our ongoing commitment to sustainability by reducing the amount of paper needed to circulate the proxy materials and at the same time reducing our costs associated with mailing the proxy materials to shareholders.
On or about September 3, 2019, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all information contained in this Proxy Statement and the Annual Report, and it provides you with information on voting.
If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis.
Where is this year’s Proxy Statement available electronically?
You may view this Proxy Statement and the 2019 Annual Report electronically by going to https://www.hermanmiller.com/investors/annual-reports/.
Who can vote?
Only record holders of our common stock at the close of business on August 16, 2019 can vote at the Annual Meeting. We refer to that date as the Record Date for the meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name on the records of our transfer agent, then you are the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How can I vote?” below.

Herman Miller, Inc., and Subsidiaries 5

How can I vote?
If your shares are held in “street name,” follow the instructions provided by your brokerage firm, bank, or other nominee. If your shares are registered directly in your name on our records, you can vote in one of four ways:

•
Via Internet before the Annual Meeting: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for Internet voting is 11:59 p.m., Eastern Time, October 13, 2019.

•
By Telephone: If you have requested paper materials, call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for voting by phone is 11:59 p.m., Eastern Time, October 13, 2019.

•	In Writing: If you received a proxy card, complete, sign, and date the proxy card and return it in the return envelope that we provided with your proxy card.

•	At the Annual Meeting: Log on to the Internet at www.virtualshareholdermeeting.com/MLHR19. At this site, you will be able to vote electronically. You will also be able to submit questions.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, by telephone or by Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the three directors nominated by the Board of Directors; for the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 30, 2020; and for the non-binding advisory proposal to approve the compensation of our Named Executive Officers.

Can I revoke my proxy?
You may revoke a proxy at any time before the proxy is exercised by:
(1) delivering written notice of revocation to the Corporate Secretary of the Company, 855 East Main Street, P.O. Box 302, Zeeland, Michigan 49464-0302;
(2) submitting another properly completed proxy card that is later dated;
(3) voting by telephone at a subsequent time;
(4) voting via the Internet at a subsequent time; or
(5) voting at the Annual Meeting.
If you hold your shares in “street name,” you must vote your shares in the manner that your brokerage firm, bank or other nominee has prescribed.
How many votes do we need to hold the Annual Meeting?
To carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares that are outstanding and entitled to vote as of the Record Date must be in attendance at the virtual meeting or by proxy.
Shares are counted as in attendance at the meeting if the shareholder has either:

•	submitted a signed proxy card or other form of proxy (through the telephone or Internet); or

•	logged into the virtual meeting using their 16-digit control number and votes electronically during meeting.

On the Record Date, there were 59,054,301 shares of common stock issued and outstanding. Therefore, at least 29,527,151 shares need to be present at the Annual Meeting.
What matters will be voted on at the meeting?
We are asking you to vote on: (i) the election of three directors to serve three-year terms expiring in 2022; (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 30, 2020; and (iii) a non-binding advisory proposal on the compensation of our Named Executive Officers, otherwise known as a “say-on-pay” proposal. We describe these matters more fully in this Proxy Statement.

How many votes are needed for each proposal?
A majority of votes cast at the meeting will approve each matter that arises at the Annual Meeting. Under the Company’s majority vote standard for the election of directors (included in the Company’s Bylaws and described in more detail below), in order to be elected, a nominee must receive a greater number of votes cast “for” his or her election than the number of votes “withheld” with respect to that director’s election. Because the “say-on-pay” vote is advisory, it will not be binding upon the Board of Directors or the Executive Compensation Committee of the Board.

6 2019 Proxy Statement

What happens if a nominee is unable to stand for re-election?
The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. We have no reason to believe any nominee will be unable to stand for re-election.
What alternatives do I have in voting on each of the proposals?
Except with respect to the election of directors, you may vote “for,” “against,” or “abstain” on each proposal. In the election of directors, you may vote “for” or “withhold authority to vote for” each nominee.
How can I participate in the Virtual Annual Meeting?
You may attend and participate in the Annual Meeting by logging onto the Internet at www.virtualshareholdermeeting.com/MLHR19. At this site, you will be able to vote electronically and submit questions during the meeting. You will need the 16-digit control number that you received with your proxy card or Notice of Internet Availability to enter and attend the meeting.
How can I ask questions during the Virtual Annual Meeting?
If you wish to submit a question, shareholders may do so by logging-in to the virtual meeting platform at www.virtualshareholdermeeting.com/MLHR19, entering your 16-digit control number, then typing your question into the ‘‘Ask a Question’' field, and then click ‘‘Submit’’. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Inappropriate questions including those not pertinent to the meeting matters, relating to non-public material information, relating to pending litigation, or not otherwise suitable for the conduct of the Annual Meeting will not be addressed. Any questions pertinent to meeting matters, including those that cannot be answered during the meeting due to time constraints, will be posted online and answered at http://investors.hermanmiller.com/. The questions and answers, including those that cannot be answered during the meeting due to time constraints, will be available as soon as practical after the meeting at our Investor Relations website.
How can I get help with technical support during the virtual meeting?
We will have technicians available to assist you with any technical difficulties you may have accessing the virtual meeting. For any technical assistance needed while participating in the Annual Meeting of Shareholders please contact our virtual meeting service provider at 855-449-0991 (US) or 720-378-5962 (International).

Where do I find the voting results of the meeting?
If available, we will announce voting results at the Annual Meeting. We will also disclose the voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on October 14, 2019
This Proxy Statement along with our Annual Report are available at https://www.hermanmiller.com/investors/annual-reports/. You may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 1, 2019, as filed with the SEC, without charge upon written request to the Corporate Secretary of the Company, Herman Miller, Inc., 855 East Main Street, P.O. Box 302, Zeeland, Michigan 49464-0302.

Herman Miller, Inc., and Subsidiaries 7

Financial Highlights from Fiscal 2019
Company Performance
Net sales increased in fiscal year 2019 to $2,567.2 million, an increase of 7.8% from the prior fiscal year and a record level of sales for the Company. On an organic basis, which adjusts for changes in foreign currency translation rates, net sales increased by 7.1%(1) compared to last fiscal year. Each of our business segments delivered sales growth over last year, led by double digit organic growth in the International Contract and Retail segments during the year.

Excluding approximately 60 basis points of impact from adopting new revenue recognition rules at the start of our current fiscal year, gross margin increased ten basis points over the prior year. Manufacturing production leverage from higher shipments volumes and benefits from our profit improvement initiatives helped offset the challenge of inflationary pressures on key commodities and the impact of trade tariffs throughout most of the year. Operating expenses were also well-controlled during the year. These factors combined to deliver operating margin expansion over the prior year of 40 basis points on a reported basis and 50(1) basis points on an adjusted basis. Consolidated diluted earnings per share of $2.70 and adjusted diluted earnings per share of $2.97(1) increased meaningfully compared to prior year diluted earnings per share of $2.12 and adjusted diluted earnings per share of $2.30(1), respectively. Operating cash flow generation of $216 million for the year increased by $50 million over the prior year and enabled the Company to fund capital expenditures supporting the business, repurchase $48 million of company shares and, subsequent to the end of the fiscal year, announce a 6% increase in the quarterly dividend to $0.21 per share, the highest quarterly rate in Herman Miller's history.

Behind a supportive industry environment and continued traction from our strategic initiatives and new product launches, the North America Contract business segment delivered reported sales growth of 6.1% and organic growth of 4.8%(1) compared to the prior fiscal year. We made meaningful investments in design and innovation during the year, launching a full slate of new products and services aimed at delivering high-performing work spaces that meet our customers’ evolving needs.

The International Contract segment recorded an increase in net sales of 13.3% for the year. The improvement in net sales reflected growth across each of our geographic regions of EMEA, Asia-Pacific and Latin America. This sales growth leveraged a powerful combination of broad and expanding dealer distribution, new products tuned to the needs of the market and a talented sales organization.

Our Retail segment reported another year of strong momentum with net sales growth of 8.9% on a reported basis and up 10.5%(1) over last year on an organic basis. Growth was delivered from multiple channels this year, including eight new Design Within Reach studios, contract channel growth, eCommerce and the launch of the HAY brand in North America. While real estate expansion and other investments to support long-term growth in the Retail business have limited near-term profitability, these investments are driving top-line momentum and positioning us for operating margin expansion as we scale the Retail segment.

(1) Non-GAAP measurements; see accompanying reconciliations and explanations on pg. 48.

8 2019 Proxy Statement

Proposal #1 - Election of Directors
The Board of Directors of the company has nominated Lisa A. Kro, Michael C. Smith, and Michael A. Volkema for election as directors. All nominees would serve until the 2022 annual meeting. Ms. Kro and Mr. Volkema are now serving as a director and have previously been elected as a director by our shareholders. Mr. Smith was appointed to the Board of Directors on January 16, 2019. The Board approved each of the nominees following the recommendation of our Nominating and Governance Committee.
We include more information about the nominees and the directors who will continue in office following the Annual Meeting below. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the accompanying proxy will vote for the nominees named above. If any of the nominees becomes unavailable, which we do not anticipate, then the Board of Directors, at its discretion, may designate substitute nominees, in which event your proxy will be voted for such substituted nominees unless you have withheld authority to vote for directors. Shares cannot be voted for a greater number of people than the number of nominees named.
Our Bylaws provide that each director will be elected by the majority of the votes cast with respect to that director’s election at any meeting of shareholders for the election of directors, other than a contested election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes “withheld” with respect to that director’s election. In a contested election, each director will be elected by a plurality of the votes cast with respect to that director’s election at the meeting. An election is considered contested if the number of nominees exceeds the number of directors to be elected at that meeting.
In an uncontested election of directors, any nominee for director who is already serving as a director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Against Vote”) is required to promptly tender his or her resignation. Abstentions and broker non-votes are not counted as votes cast either “for” or “withheld” with respect to that director’s election. The Nominating and Governance Committee of the Board will then promptly consider the resignation submitted by a director receiving a Majority Against Vote, and that Committee will recommend to the Board whether to accept the tendered resignation or reject it.
The Board will act on the Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant. We will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation. Any director who tenders a resignation pursuant to those procedures may not participate in the Committee recommendation or the Board consideration regarding whether to accept the tendered resignation.
The Board of Directors currently consists of ten directors, nine of whom are independent. The maximum number of directors for the Board is thirteen. Our Bylaws require that directors be divided into three classes, each class to be as nearly equal in number as possible. Members of each class hold office until the third succeeding annual meeting following their election and until their successors are duly elected and qualified or until their removal or resignation.
The Board of Directors recommends a vote FOR the election of each person nominated by the Board.

Herman Miller, Inc., and Subsidiaries 9

Information about the Nominees and Directors
Certain information with respect to the nominees for election at Annual Meeting, as well as each of the other Directors, is set forth below and on the following pages, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person held during the last five years, and the year in which each person became a Director of the company. We also include additional information below and on the following pages about each Director describing some of the specific experiences, qualifications, attributes or skills that each Director possesses which the Board believes has prepared them to be effective Directors.

Nominees for Election as Directors for Term to Expire in 2022
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

Lisa A. Kro, 54	2012	Chief Financial and Administrative Officer	None
		Ryan Companies since 2019
		Co-Founder, Managing Director
		Mill City Capital L.P. 2010 to 2018

Ms. Kro is the Chief Financial and Administrative Officer at Ryan Companies, a national real estate services company. From 2010-2018 she co-founded and was Managing Director at the private equity firm Mill City Capital. From 2004 to 2010, Ms. Kro was the Chief Financial Officer and a Managing Director of Goldner Hawn Johnson & Morrison, also a private equity firm. Prior to joining Goldner Hawn, she was a partner at KPMG LLP, an international public accounting firm.

Ms. Kro's service in auditing as well as her experience in the finance and capital environments enable her to contribute to a number of financial and strategic areas of the company. Her experience on other boards, including previous service as the financial expert on the audit committee of another publicly-traded company, contributes to the oversight of the company's financial accounting controls and reporting.

Michael C. Smith, 49	2019	President and Chief Operating Officer, Stitch Fix, Inc.	None
since 2012

Mr. Smith is the President and Chief Operating Officer of Stitch Fix, an online personal styling platform with more than 2.9 million clients. Mr. Smith has been an innovative leader in the digital and fast-paced online consumer sectors for more than 15 years, with leadership positions in ecommerce, operations, customer experience, and finance. He joined Stitch Fix in 2012 and was instrumental in helping to scale the business from a small start-up to the innovative public company it is today. Mr. Smith leads all operations for the company, including the Styling, Merchandising, and Customer Experience Teams.

Mr. Smith's expertise and passion for building smart, efficient, and customer-centric online experiences will help us improve our customer experience initiatives and growth of our global businesses.

Michael A. Volkema, 63	1995	Chairman of the Board, Herman Miller, Inc.	Wolverine Worldwide, Inc.
since 2000

Mr. Volkema has been Chairman of the Board of Directors of Herman Miller, Inc. since 2000, serving as non-executive Chairman since 2004. He also served as CEO and President of the company from 1995 to 2004. Mr. Volkema has more than thirty years of experience as a senior executive in the home and office furnishings industry. This experience includes corporate leadership, branded marketing, international operations, and public company finance and accounting through audit committee service.

Mr. Volkema is a key contributor to the Board based upon his knowledge of the company's history and culture, operational experience, board governance knowledge, service on boards of other publicly held companies and industry experience.

10 2019 Proxy Statement

Directors Whose Terms Expire in 2020
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years
Mary Vermeer Andringa, 69	1999	Chair of the Board	None
		Vermeer Corporation since 2015
		Chief Executive Officer and Chair of the Board
		Vermeer Corporation from 2014 to 2015
		President and Chief Executive Officer
		Vermeer Corporation from 2003 to 2014

Since 1989, Ms. Andringa has been an executive officer of Vermeer Corporation, a leading manufacturer of agricultural, construction, environmental and industrial equipment located in Pella, Iowa. She served as President and Chief Executive Officer of Vermeer from 2003 to 2014. At that time, she became Chief Executive Officer and Chair of the Board. She transitioned exclusively to Chair of the Board in 2015. Ms. Andringa's tenure with Vermeer has spanned the gamut of functional expertise from marketing to international sales and acquisitions. With over thirty years of manufacturing experience, Ms. Andringa is past Chair of the National Association of Manufacturers which represents over 14,000 U.S.-based manufacturing entities. Ms. Andringa served the last four years as the co-chair for the B20 Task Force for Small and Medium Enterprises. The B20 is a group of business leaders from the G20 countries who develop and advise the political leaders for the G20 on proposals to improve global growth.
Ms. Andringa's experience as a chief executive officer coupled with her focused efforts on lean manufacturing and continuous improvement initiatives, as well as her involvement in international product sales and distribution, provide an important resource to management and the Board of Directors.

J. Barry Griswell, 70	2004	Retired President and CEO, Community Foundation of Greater	Voya Financial Inc.
		Des Moines 2008 to 2013	Och-Ziff Capital Management Group

Mr. Griswell is the retired chairman and chief executive officer of the Principal Financial Group and Principal Life, a global financial services provider which offers a wide range of insurance and financial products and services. With more than thirty years of financial services experience, Mr. Griswell was the president and CEO of MetLife Marketing Corporation prior to joining The Principal. He is a former director and non-executive chairman of the board of the Principal Financial Group. Mr. Griswell is a director of Voya Financial, where he serves on the Executive Committee and as chair of the Risk, Investment and Finance Committee.
Mr. Griswell's financial expertise, governance experience and service as an executive of a publicly-traded corporation make him a key contributor to the Board of Directors.

Andrea R. Owen, 54	2018	President and Chief Executive Officer	Taylor Morrison Home Corporation
Herman Miller, Inc. since 2018
Global President, Banana Republic 2014 to 2017
Executive Vice President GAP Global Outlet
2010 to 2014

Ms. Owen serves as the Company’s President and Chief Executive Officer, effective as of August 22, 2018. Prior to joining Herman Miller, she served a 25-year career at Gap Inc., where she most recently acted as Global President of Banana Republic, leading 11,000 employees in over 600 stores across 27 countries.

Ms. Owen is the only member of Company management on the Board of Directors. She has developed a diversified skill set that aligns with the strategic direction of Herman Miller today and ranges from digital and omni-channel transformation to design, development and supply chain management, making her an important contributor to the Board.

Herman Miller, Inc., and Subsidiaries 11

Directors Whose Terms Expire in 2021
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years
David A. Brandon, 67	2011	Chairman and CEO, Toys "R" Us, Inc.	Domino's Pizza, Inc.
		2015 to 2018	DTE Energy Company
		Director of Intercollegiate Athletics, University of Michigan
		2010 to 2014

Mr. Brandon is the former Chairman and Chief Executive Officer of Toys "R" Us, Inc., a retailer of toys and juvenile products. Mr. Brandon joined Toys "R" Us in 2015 and officially left the company in May 2018. On September 18, 2017, Toys "R" Us filed a voluntary petition for relief under the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (Richmond Division). Mr. Brandon served as the Director of Intercollegiate Athletics at the University of Michigan from 2010 to 2014. Prior to that, he served as Chairman and Chief Executive Officer of Domino's Pizza, Inc., an international pizza delivery company operating over 9,000 stores in over 60 countries. Mr. Brandon was also President and Chief Executive Officer of Valassis, Inc. from 1989 to 1998 and Chairman of its Board of Directors from 1997 to 1998.

Mr. Brandon's years of experience as a chief executive officer of several publicly-traded companies, his experience in global brand management and his for-profit and non-profit board service bring a unique perspective to the Board of Directors.

Douglas D. French, 65	2002	Managing Director, Santé Health Ventures	None
		since 2007

Mr. French has served as the founding partner of Santé Health Ventures, an early-stage healthcare venture fund, since 2007. Prior to joining Santé Health Ventures, he served as the President and Chief Executive Officer of Ascension Health, the largest not-for-profit health system in the U.S. Mr. French has also served as CEO for St. Mary's Medical Center and St. Vincent Health System, both of Midwest Indiana. He has more than three decades of health management experience including serving as a director for numerous public and private companies.

Mr. French's governance experience, as well as his leadership roles and expertise in the health management industry, provides a valuable resource to management.

John R. Hoke III, 54	2005	Chief Design Officer, Nike, Inc.	None
		since 2017
		Vice President, Nike Global Design 2010 to 2017

Since joining Nike, Inc., a marketer of athletic footwear, apparel, equipment, accessories and services, in 1993, Mr. Hoke has led the communication of Nike's culture of creativity internally and externally. He is currently the Chief Design Officer of Nike, Inc. having previously served as Vice President of Global Design, inspiring and overseeing an international team of designers. Mr. Hoke also serves as a director to several not-for-profit organizations relating to art and design.
Mr. Hoke's design expertise, both domestically and internationally, including his leadership role in a major, global enterprise, brings additional, insightful perspective to our Board of directors.

Heidi J. Manheimer, 56	2014	Executive Chairman, Surratt Cosmetics LLC	None
since December 2017
Independent Consultant 2015 to 2017
Chief Executive Officer, Shiseido Cosmetics America
from 2006 to 2015

Ms. Manheimer is the Executive Chairman of Surratt Cosmetics LLC, a customizable beauty products and cosmetics company. Ms. Manheimer served as the Chief Executive Officer of Shiseido Cosmetics America, a global leader in skincare and cosmetics, from 2006 to 2015, as President of U.S. Operations from 2002 to 2006 and as Executive Vice President and General Manager from 2000 to 2002. Prior to that she spent seven years at Barney's New York and seven years at Bloomingdales in the beauty care divisions, rising to senior leadership positions within each company. Ms. Manheimer currently sits on the Board of Directors of Burton Snowboards having been appointed in 2006. For many years, she has served on nonprofit and trade association boards, and she was elected Chairwoman of the Cosmetic Executive Women Foundation in 2014.

Ms. Manheimer’s extensive experience as a senior executive in the retail industry, experience with both e-commerce and international business practices and service as a board member for both profit and nonprofit businesses provide a valuable resource to management and the Board of Directors.

The Nominating and Governance Committee has not received any nominations from any of our shareholders in connection with our 2019 Annual Meeting.

12 2019 Proxy Statement

Corporate Governance and Board Matters
Board Governance Guidelines
Our Board of Directors is committed to sound and effective corporate governance practices, strong oversight of corporate risk management, ethical conduct and compensation. These practices reflect the Board's long-standing philosophy that a proper structure, appropriate policies and procedures, and reflective cultural factors provide the cornerstone to good governance. The Board documented those practices by adopting our Board Governance Guidelines ("Guidelines"). These Guidelines address director responsibilities, the composition of the Board, required Board meetings and materials, Board committee composition and responsibilities, and other corporate governance matters. Under our Guidelines, a majority of the members of our Board must qualify as independent under the listing standards of the NASDAQ National Markets. Our Guidelines also require the Board to have, among other committees, an Audit Committee, an Executive Compensation Committee, and a Nominating and Governance Committee, and that each member of those Committees qualifies as an independent director under the NASDAQ listing standards. Our Guidelines, as well as the charters of each of the foregoing Committees, are available for review on our website at www.hermanmiller.com/governance.
Leadership Structure
The Guidelines, with respect to the position of Chief Executive Officer (“CEO”) and Chairperson, state that “the Board believes the roles of CEO and Chairperson should normally be separated. If the positions are combined, the Board will closely monitor the performance and working relationship between the CEO/Chairperson and the Board and will establish a Lead Director to act as a liaison between directors and the CEO/Chairperson and who chairs meetings of the independent directors.” Consistent with our Guidelines, the roles of CEO and Chairperson are currently separate. Mr. Volkema currently serves as Chairman of the Board. As Mr. Volkema is not an employee of the Company, he serves as a non-executive Chairman.

The Board's Role in Risk Oversight
The Company's management annually engages in an enterprise risk management process, the key output of which is a series of risk matrices intended to identify and categorize strategic risks. The matrices also identify (1) those members of senior management who are responsible for monitoring each major risk, and (2) whether that risk is reviewed by the Board or a committee of the Board. The development of the matrices is facilitated by the Company's Business Risk Group, through discussions with executive and senior management. Management and the Business Risk Group annually review and discuss the risk assessment process and results with the Audit Committee and, if applicable, recommend what risks are being adequately addressed, directly or indirectly, on a regular basis and what risks should be further discussed with the full Board or other committees and the appropriate form and timing of such discussions. The Business Risk Group is the internal audit group of the Company.

During the past fiscal year, the Business Risk Group reviewed the Company's compensation policies and practices to determine if those policies or practices are reasonably likely to have a material adverse impact on the Company. The Business Risk Group conducted its review in late 2018 and provided a report to the Audit Committee in January 2019. In conducting its review of the compensation plans, the Committee considered both the structure of the compensation plans and the presence of risk mitigating features such as caps, multi-year earning requirements, vesting provisions and “clawbacks.” Based on the evaluation, the Committee concurs with management's determination that the Company's compensation policies and practices are not reasonably likely to create a material adverse impact on the Company.

Under the Guidelines, the Board of Directors is responsible for evaluating CEO performance, monitoring succession planning, reviewing the Company's major financial objectives, evaluating whether the business is being properly managed and overseeing the processes for maintaining the integrity of the Company with respect to its financial statements, public disclosures and compliance with laws. The Board has delegated the primary oversight for managing the risk with respect to some of these to various board committees as described in the committee charters.

Code of Conduct
Our Board has adopted a Code of Conduct that applies to all our employees, officers, and directors. This code also serves as the code of ethics for our CEO and senior financial officers. This code is posted on our website at http://www.hermanmiller.com/legal/corporate-code-of-conduct.html. Any changes to or waivers of the code must be approved by the Board of Directors and will be disclosed on the Company's website. The Code of Conduct was last materially modified in December 2015. The Code of Conduct is reviewed annually, there were no modifications to or waivers of the code in fiscal 2019. The Code of Conduct meets the requirements of the NASDAQ listing standards.
Determination of Independence of Board Members
As required by our Guidelines, our Board has determined that each of our directors, other than Ms. Owen, qualifies as an “Independent Director,” as such term is defined in the NASDAQ listing standards, and that none of those independent directors has a material relationship with the Company. The Board's determination was made as a result of its review of completed individual questionnaires addressing the nature and extent of each member's relationship with the company and taking into consideration the definition of “Independent Director” under the NASDAQ rules.

Herman Miller, Inc., and Subsidiaries 13

Corporate Governance and Board Matters (continued)
Our Board also determined that each member of the Audit Committee and Executive Compensation Committee meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing standards and, as to the Audit Committee, the applicable rules of the SEC.
Meeting Attendance
Each of our directors is expected to attend all meetings of the Board and applicable committee meetings, and Directors are encouraged to join the webcast for the Annual Meeting. All of our then current directors did so for our 2018 Annual Shareholders Meeting. During fiscal 2019, the Board held four meetings; each director attended at least 75 percent of the aggregate number of meetings of our Board and Board Committees on which they served. Consistent with the requirements of our Guidelines, the independent members of our Board met in executive sessions, without the presence of management, at the conclusion of each regularly scheduled Board meeting.
Communications with the Board
Shareholders and other parties interested in communicating directly with one or more of our directors may do so by writing to us, c/o Corporate Secretary, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302. The Corporate Secretary will forward all relevant correspondence to the director or directors to whom the communication is directed.
Director Nominations
Our Bylaws contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's Annual Meeting of Shareholders and, with respect to any special meeting of shareholders, not later than the close of business on the 10th day following the date on which the meeting is first publicly announced or, if there is no announcement, the 10th day following the date on which the notice of that meeting was first sent to our shareholders. The notice must include (1) the name and address of the shareholder providing notice and of the person or persons nominated, including information on the securities of the company held by those individuals, including any derivative securities, the details of which are set forth in our Bylaws, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to attend the meeting in person or by proxy, (3) for each proposed nominee, (a) all information relating to that person that would be required to be disclosed in a Proxy Statement required to be made in connection with solicitations or proxies for election of directors in a contested election pursuant to Section 14 of the Securities and Exchange Act of 1934 (including that person's written consent to be named in the Proxy Statement as a nominee and to serve as a director if elected) and (b) a description of all direct and indirect compensation and other material monetary arrangements existing during the past three years, as well as any other material relationships between or among the shareholders (and beneficial owner, if any) and their respective affiliates and associates and the proposed nominee and his or her respective affiliates and associates, including all information required to be disclosed pursuant to Rule 404 under Regulation S-K, and (4) the completed and signed questionnaire from each nominee with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made.

Our Nominating and Governance Committee is responsible for reviewing the qualifications and independence of the members of the Board. To meet the needs of the company in a rapidly changing environment, the Guidelines explain that the company requires a high-performance board of directors whose members subscribe to our values and meet the specific resource needs of the business. To that end, the Nominating and Governance Committee considers a number of factors it deems appropriate when considering candidates for the Board; such factors may include experience and knowledge of the company's history and culture, technical experience and backgrounds such as manufacturing, design, marketing, technology, finance, management structure and philosophy, experience as a senior executive of a public company, and diversity. The Nominating and Governance Committee may also consider experience in a variety of industries in annually assessing and reviewing the current slate of directors and potential director candidates as the need arises. The Nominating and Governance Committee is responsible for assessing the appropriate skills and characteristics required of Board members. These factors, and others as considered useful by the Nominating and Governance Committee or the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

A shareholder may also make a recommendation to the Nominating and Governance Committee regarding any individual that the shareholder desires the Committee to consider for possible nomination as a candidate for election to the Board. The Board believes that all candidates, including those that shareholders recommend, should be evaluated in the same manner.

Under our Bylaws and Governance Guidelines, no person may be elected as a director after he or she attains age 72, and a director who attains age 72 while in office is required to tender his or her written resignation, which resignation shall be effective as of (or no later than) the annual meeting of shareholders at or immediately after such person attains age 72.

14 2019 Proxy Statement

Board Committees
Our Board has four standing Committees. Committee responsibilities are detailed in written charters. These charters are available on our website at www.hermanmiller.com/charters. The Committees are as follows:
Nominating and Governance Committee
We have a Nominating and Governance Committee comprised of Mary Vermeer Andringa (chair), John R. Hoke III, and Michael Volkema. The Nominating and Governance Committee develops and recommends to the Board governance standards and policies and board compensation including that of the Chairman of the Board. In addition, the Committee identifies and recommends to the Board candidates for election to the Board. The Committee met five times during the last fiscal year.

Audit Committee
We have an Audit Committee comprised of Lisa A. Kro (chair), J. Barry Griswell, and Michael C. Smith. The Board has determined that Ms. Kro is qualified as an “Audit Committee financial expert” within the meaning of the applicable SEC regulations. This Committee, composed entirely of independent directors under the applicable listing standards of the NASDAQ listing requirements, as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management's reporting practices, internal controls, and risk management on behalf of the Board of Directors, including overseeing and regularly evaluating (quarterly) the company's cybersecurity risks, which is regularly reported to and discussed among members of the Board of Directors. The committee is also responsible for appointing, approving the compensation of, and overseeing our independent registered public accounting firm. The Audit Committee met nine times during the last fiscal year.

Executive Compensation Committee
We have an Executive Compensation Committee comprised of David A. Brandon (chair), Douglas D. French and Heidi J. Manheimer. The Executive Compensation Committee recommends to the Board the annual executive incentive plan and the annual compensation of our Chief Executive Officer and President, approves the annual compensation and executive incentive plan for the other executive officers, approves the grants of employee equity awards, and acts as the administrative committee for our equity-based compensation plans. A description of the committee's processes and procedures for the consideration and determination of executive and director compensation is set forth under the caption “Compensation Discussion and Analysis - Executive Summary” below in this Proxy Statement. The committee met four times during the last fiscal year.

Executive Committee
We have an Executive Committee comprised of Michael A. Volkema (chair), Mary Vermeer Andringa, David A. Brandon and Lisa A. Kro. The Executive Committee acts from time to time on behalf of the Board in managing our business and affairs (except as limited by law or our Bylaws) and is delegated certain assignments and functions by the Board of Directors. The committee met five times during the last fiscal year.

Executive Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee is or has been an officer or employee of the company or had any relationship that is required to be disclosed as a transaction with a related party except as noted under Certain Relationships and Related Party Transactions. In addition, no current executive officer of the company has ever served as a member of the Board of Directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Executive Compensation Committee.

Herman Miller, Inc., and Subsidiaries 15

Proposal #2 - Ratification of Audit Committee's selection of Independent Registered Public Accounting Firm
The Audit Committee of the Board completed a competitive process for purposes of selecting an audit firm to serve as the company’s independent registered public accounting firm for the fiscal year ending May 30, 2020 (“Fiscal 2020”). As of May 6, 2019, the Audit Committee approved the engagement of KPMG LLP (“KPMG”) as the company’s independent registered public accounting firm for purposes of auditing the company’s financial statements effective June 2, 2019 for the 2020 fiscal year. This selection resulted in the dismissal of Ernst & Young LLP (“E&Y”), which had served in that role, effective upon the filing of the company’s Annual Report on Form 10-K for the company’s fiscal year ended June 1, 2019.
The audit reports of E&Y on the consolidated financial statements of the company as of and for the fiscal years ended June 1, 2019, and June 2, 2018, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Representatives of E&Y are expected to be in attendance at our Annual Meeting of Shareholders to respond to appropriate questions and to make such statements as they may desire.
During the company’s two most recent fiscal years ended June 1, 2019, and June 2, 2018, and the subsequent interim period through July 30, 2019, the effective date of E&Y’s dismissal (the “Relevant Period”), (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the company and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures that, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement in its report, and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
During the Relevant Period, neither the company nor anyone acting on its behalf consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s financial statements, and neither a written report nor oral advice was provided to the company that KPMG concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).
We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not legally required, the Board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate governance.
The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions and broker non-votes will not be treated as votes cast on this matter. Unless otherwise instructed by you, brokers, banks, and other street-named holders will have the discretionary authority to vote your shares on this matter.
If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee, at its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our company and our shareholders.
The Board of Directors recommends a vote FOR this proposal to ratify the appointment of KPMG as our company’s independent registered public accounting firm for Fiscal 2020.

Disclosure of Fees Paid to Independent Auditors
Aggregate fees billed to us for the fiscal years ended June 2, 2018 and June 1, 2019, by our independent registered public accounting firm, Ernst & Young LLP were as follows:

Fiscal Year Ended	June 2, 2018	June 1, 2019
Audit Fees (1)	$2,153,500	$2,211,400
Audit Related Fees	—	—
Tax Fees (2)	445,000	115,000
Total	$2,598,500	$2,326,400

(1)
Includes fees billed for the audit of and accounting consultations related to our consolidated financial statements included in our Annual Report on Form 10-K, including the associated audit of our internal controls, the review of our financial statements included in our quarterly reports on Form 10-Q, and services in connection with statutory and regulatory filings.

(2)	Includes fees billed for tax compliance, tax advice, and tax planning.

Our Audit Committee has adopted a policy for pre-approving services performed by our independent registered accounting firm and other firms. This policy requires the Committee's pre-approval of all services that may be provided by our independent registered public accounting firm and certain audit services provided by other firms. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services. All services provided by E&Y under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” were approved by the Audit Committee under this policy.

16 2019 Proxy Statement

Report of the Audit Committee
The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the company, the audits of the company’s financial statements and management’s assessment of the company’s internal controls, the qualifications of the public accounting firm engaged as the company’s independent registered public accounting firm, and the performance of the company’s internal auditors and independent registered public accounting firm. The Committee’s function is more fully described in its charter, which the Board has adopted and is available on the company's web site at http://www.hermanmiller.com/content/dam/hermanmiller/documents/investors/audit_committee_charter.pdf. The Committee reviews the charter on an annual basis. The Board annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that each member of the Committee meets that standard.
Management is responsible for the preparation, presentation, and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The company’s independent registered public accounting firm during fiscal 2019, Ernst & Young LLP, held responsibility for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP was also responsible for auditing and providing an opinion on the effectiveness of the company’s internal control over financial reporting.
We have reviewed and discussed, with management and Ernst & Young LLP, the Company’s audited financial statements for the year ended June 1, 2019, management’s assessment of the effectiveness of the company’s internal controls over financial reporting, and Ernst & Young LLP’s evaluation of the company’s internal controls over financial reporting.
We have discussed with Ernst & Young LLP the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of the company’s accounting principles and such other matters that we are required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by applicable rules of the Public Company Accounting Oversight Board ("PCAOB"). We have also received and reviewed the written disclosures and the letter from Ernst & Young LLP per the applicable requirements of the PCAOB regarding Ernst and Young LLP's communications with the Audit Committee around independence and we have discussed with Ernst & Young LLP their independence including a consideration of the compatibility of non-audit services with their independence.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the company’s Form 10-K Report for the year ended June 1, 2019. We selected KPMG, LLP as the independent auditor for fiscal year 2020. The Board is recommending that shareholders ratify that selection at the annual meeting.

Lisa A. Kro (Chair)	J. Barry Griswell	Michael C. Smith

Herman Miller, Inc., and Subsidiaries 17

Proposal #3 - Proposal to Approve, on an Advisory Basis, the Compensation Paid to the Company's Named Executive Officers
Consistent with our Board's recommendation, as approved by our shareholders and as required pursuant to Section 14A of the Securities Exchange Act, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation of our named executive officers ("Say on Pay"). Thus, you are asked to vote upon the following resolution at this year's annual meeting.

The Executive Compensation Committee ("Committee") has considered the results of the 2018 advisory vote on executive compensation in which more than 96% of the votes cast were voted for the approval, on an advisory basis, of the compensation of our named executive officers as described in the 2018 Proxy Statement. Consistent with those voting results, the Committee believes that the total compensation paid to the Chief Executive Officer and the other named executive officers, as disclosed in the Compensation Discussion and Analysis, is fair and appropriate and should be approved by our shareholders. The compensation of the named executive officers is designed to vary with the results of the business and to reward consistent improvement in the results delivered to shareholders. In fiscal year 2020, changes in the base compensation of each executive officer primarily reflect changes in the benchmarking data for the position. The change in the variable element of each executive's compensation reflects our financial and related performance relative to performance criteria approved by the Committee and Board. The Committee believes that the compensation to each named executive officer as disclosed in the Compensation Discussion and Analysis is appropriate in the light of the Company's and the officer's performance during the fiscal year. In addition, each of the elements of compensation at target has been benchmarked against comparable positions.

Shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company's named executive officers, as disclosed in the company's Proxy Statement for this annual meeting pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosure, is hereby APPROVED."

The Board of Directors recommends a vote FOR this proposal.
This vote is advisory and non-binding; however, the Board of Directors and Committee will review and consider the voting results in connection with future deliberations concerning our executive compensation program.

Voting Securities and Principal Shareholders
On August 16, 2019, we had 59,054,301 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 16, 2019, the record date for the Annual Meeting fixed by our Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by Broadridge Financial Solutions, Inc. As of August 16, 2019, no person was known by management to be the beneficial owner of more than five percent of our common stock, except as follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	6,868,890	11.63
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc.(2)	5,623,073	9.52
PO Box 2600
Valley Forge, PA 19482

(1)
This information is based solely upon information as of June 30, 2019, contained in filings with the SEC on August 13, 2019 by BlackRock, Inc., including notice that it has, along with certain institutional investment managers for which it is the parent holding company, sole voting power as to 6,709,139 shares and sole dispositive power as to 6,868,890 shares.

(2)
This information is based solely upon information as of June 30, 2019, contained in a filing with the SEC on August 14, 2019 by The Vanguard Group Inc., including notice that it has sole voting power as to 129,077 shares and sole dispositive power with respect to 5,492,746 shares, and shared voting power as to 8,106 shares and shared dispositive power with respect to 130,597 shares.

18 2019 Proxy Statement

Director and Executive Officer Information
Security Ownership of Directors
The following table shows, as of August 16, 2019, the number of shares beneficially owned by each of the nominees and directors. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all their respective shares.

Name	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Mary Vermeer Andringa	39,281	0.07
David A. Brandon(2)	16,809	0.03
Douglas D. French(2)	11,848	0.02
J. Barry Griswell	21,366	0.04
John R. Hoke III	30,924	0.05
Lisa A. Kro	21,608	0.04
Heidi J. Manheimer	16,217	0.03
Andrea R. Owen	see table below
Michael C. Smith	3,279	0.01
Michael A. Volkema	75,000	0.13

(1)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.

(2)	Excludes 1,143 Shares held in Mr. Brandon's deferred compensation account and 3,842 shares held in Mr. French's deferred compensation account.

Security Ownership of Management
The following table shows, as of August 16, 2019, the number of shares beneficially owned by each of the Named Executive Officers (NEOs) identified in the executive compensation tables of this Proxy Statement, and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Andrea R. Owen	25,816	0.04
Brian C. Walker(3)	—	—
Jeffrey M. Stutz	82,164	0.14
Gregory J. Bylsma	38,263	0.06
Stephen C. Gane(4)	18,300	0.03
Jeremy J. Hocking	19,644	0.03
B. Ben Watson	65,410	0.11
All executive officers and directors as a group (23 persons)(5)	534,816	0.91

(1)
Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership under stock options exercisable within 60 days: 25,816 shares for Ms. Owen; 58,579 shares for Mr. Stutz; 6,032 shares for Mr. Bylsma; no shares for Mr. Gane; and 39,461 shares for Mr. Watson. Includes the following number of deferred equity units; 9526 units for Mr. Gane and 3900 units for Mr. Stutz.

(2)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.

(3)	Mr. Walker served as our President and Chief Executive Officer until his retirement on August 21, 2018

(4)	Mr. Gane's employment with the Company ended on May 31, 2019.

(5)
Included in this number are 180,352 shares with respect to which executive officers and directors that have the right to acquire beneficial ownership under options exercisable within 60 days. Includes the following number of deferred equity units 14,611.

Herman Miller, Inc., and Subsidiaries 19

Letter from the Executive Compensation Committee Chair
Dear Fellow Herman Miller Shareholder,
Fiscal 2019 reflected a year of positive financial performance driven by significant sales growth and impressive operating margin expansion, despite greater than expected pressure from commodity input costs and tariffs during the year. Looking ahead, Andi Owen and her leadership team developed a set of compelling strategic priorities to guide the organization forward that were shaped by industry trends and leverage core Herman Miller capabilities to create shareholder value.
We are proud of the successes we achieved financially and operationally during the year as detailed in the "Financial Highlights from Fiscal 2019" section of this proxy statement. Our executive compensation programs continue to exhibit strong alignment with financial performance:

•
Executive annual incentive awards were paid at 77.61% of target, which reflected adjusted EBITDA performance (as described in the "Reconciliation of Non-GAAP Measures" on pg. 48) of $290.8 million versus a target of $300.9 million. These results reflected the pressures from higher than expected commodity and tariff-related costs during fiscal 2019.

•	On a three-year basis, however, HMVA performance did not meet the threshold performance level and HMVA units granted for the 2017-2019 performance period did not result in an incentive payout.
We continue to evaluate our executive compensation programs to most effectively align long-term incentive compensation with long-term shareholder value. As a result, we have made the following plan design changes effective for fiscal 2020:

•
Replace Adjusted EBITDA with Adjusted Operating Income as the primary financial metric in the annual incentive program. This change better aligns our performance targets with a sharp focus on capital allocation and operating margin expansion.

•	Establish incentive payout targets for the leadership team based on consolidated corporate performance to better align them with our One Herman Miller strategic priority.

•
Revise the mix of long-term incentive awards, as described in more detail later in this report, to weight performance results more fully towards our strategic focus on operating income and revenue growth, with actual payout modified based on our relative total shareholder return.

These changes complement the existing strong governance and best practices already underlying our executive compensation programs to balance the inherent need to attract, retain, and incentivize world class talent while aligning our entire organization directly with long-term shareholder interests.
Our Say on Pay Proposal is found on page 18 of this proxy statement, and the Board recommends that you vote ‘FOR’ this proposal. We also invite you to consider additional information on our compensation philosophy and decisions in the Compensation Discussion and Analysis. I am confident that our executive compensation programs will drive the behaviors and results the Board expects and those that are in the best long-term interest of our shareholders.

Sincerely,

David A. Brandon
Chair, Board Executive Compensation Committee

20 2019 Proxy Statement

Compensation Discussion and Analysis
Executive Summary
Executive Officers Covered by this Compensation Discussion and Analysis
We are required to provide information regarding our compensation policies and decisions related to our President and Chief Executive Officer (including any individual who served as our Chief Executive Officer during the past fiscal year), our Chief Financial Officer, and the three other most highly compensated executive officers serving as executive officers at the end of the fiscal year (including up to two additional offices who would qualify as a named executive officer but for the fact that he or she was not serving as such as of 2019 fiscal year-end). We refer to the foregoing individuals for whom disclosure is required as our Named Executive Officers ("NEOs"). We intend this Compensation Discussion and Analysis to provide information regarding, among other things, the overall objectives of our compensation program and each element of compensation provided to the NEOs.
The NEOs for fiscal year 2019 and their titles are listed in the following table:

Name	Title
Andrea R. Owen	President and Chief Executive Officer (CEO)
Brian C. Walker (1)	Former President and Chief Executive Officer
Jeffrey M. Stutz	Chief Financial Officer (CFO)
Gregory J. Bylsma	President, North America Contract
Stephen C. Gane (2)	Former President, Herman Miller Specialty Brands
Jeremy J. Hocking	President, Herman Miller International
B. Ben Watson	Chief Creative Officer

(1)
Mr. Walker was not eligible to participate in the fiscal 2019 annual incentive or long-term incentive programs due to his retirement. Mr. Walker retired effective August 21, 2018, from all positions with the company including as a member of our Board of Directors. Mr. Walker is listed as a NEO in accordance with the SEC's disclosure requirements.

(2)
Mr. Gane's role as President of Herman Miller Specialty Brands ended on May 31, 2019, the day before the last day of fiscal 2019 year end. Mr. Gane is listed as a NEO in accordance with the SEC's disclosure requirements.

Fiscal 2019 Company Performance
We continued to make significant progress in fiscal 2019 on our long-term vision for creating shareholder value. In addition to meaningful progress on our key strategic priorities, we achieved increased sales and orders for the ninth consecutive year and delivered consolidated revenue of $2,567.2 million in fiscal 2019. Revenue growth, strong expense management, and a lower tax rate helped offset commodity costs and tariff headwinds to deliver adjusted EPS 29%(1) over the prior year, which is discussed elsewhere in this Proxy Statement. We also continued to maintain a strong balance sheet and cash flow profile. As a result of this financial performance, we recently announced a 6% increase to our quarterly dividend rate beginning in October 2019.
Overview of Compensation Philosophy and How We Set Pay

Overview of Compensation Program
We have designed our compensation program to provide executive officers performing their duties at a proficient level with target compensation levels that reflect the market median compensation for their position based upon data that our independent compensation consultant provides (as we describe in the section on "Benchmarking of Compensation"). The compensation program requires that a majority of the executive officer’s compensation be determined based upon the company’s performance. The Committee believes that the compensation program, through the use of base salary, annual incentive and long-term incentive awards (referred to collectively as "total annual compensation") operates in a manner consistent with these objectives. The Committee also believes that the compensation program rewards performance that generates both consistent and long-term enhancement of shareholder value.

(1) Non-GAAP measurements; see accompanying reconciliations and explanations on pg. 48.

Herman Miller, Inc., and Subsidiaries 21

Compensation Discussion and Analysis (continued)
Compensation Philosophy
The Company's compensation philosophy, as approved by the committee, is to provide compensation levels that are commensurate with individual and company-wide performance by rewarding appropriate levels of risk-taking in consideration of creating shareholder value. We establish market-competitive target compensation levels but provide the opportunity to earn above or below-target levels based on this performance. Consistent with this philosophy, the key objectives of our executive officer compensation program are to:

•	Link a material portion of executive officers' total annual compensation directly to the company's performance.

•	Reinforce our commitment to our people, planet, and communities.

•	Align the interests of executive officers with the long-term interests of shareholders.

•	Attract, motivate, and retain executive officers of outstanding ability.

Compensation Policies and Practices That Reflect Our Compensation Philosophy

What We Do
✓	Pay for Performance
✓	Balance Long-Term and Short-Term Incentives
✓	Benchmark Compensation Against an Appropriate Peer Group
✓	Maintain Clawback Policy
✓	Conduct an Annual Risk Assessment
✓	Maintain Stock Ownership Requirements
✓	Prohibit Hedging and Pledging
✓	Limit Perquisites
✓	Engage an Independent Compensation Consultant
✓	Hold Executive Officer Sessions at Each Committee Meeting
What We Do Not Do
x	No Gross-Ups for Excise Taxes
x	No "Single Trigger" Severance
x	No Repricing of Options
x	No Guaranteed Compensation
x	No Dividends on Unvested Equity

22 2019 Proxy Statement

Compensation Discussion and Analysis (continued)
Elements of the Compensation Program
The following table provides an executive summary of our fiscal 2019 compensation program for our executive officers:

Compensation Element	General Description	Objective of Compensation Element
Base Salary	Base salaries reflect market rates for comparative positions, each NEO's historical level of proficiency and performance, as well as their roles and duties.
The base salary of NEOs typically varies around the median depending on an individual’s experience, performance and internal equity considerations. The Committee or the Board in each circumstance uses its judgment and experience in setting the specific level of base salary relative to the general market median data.

Annual Incentive
We provide executive officers the opportunity to earn an incentive pursuant to the Annual Executive Incentive Cash Bonus Plan. The plan provides for the annual payment of a cash bonus (incentive) to selected executive officers based upon the performance of the company (and in some cases, various business units and/or functional goals) during the fiscal year. The primary measure of financial performance for the fiscal 2019 incentive was measured by adjusted EBITDA, which represents the company's earnings before interest, taxes, depreciation and amortization (excluding non-controlling ownership interests).

The purpose of the Annual Executive Incentive Cash Bonus Plan is to closely link incentive cash compensation to the creation of shareholder value. We intend for the plan to foster a culture of performance, promote employee accountability, and establish a framework of manageable risks imposed by variable pay. We also intend the plan to reward long-term, continued improvements in shareholder value with a share of the wealth created.

The Committee believes that, to support the Company's strategy around operating as a single business unit as well as supporting functional business units, it is important to tie a significant portion of the executive officers' annual incentive to the overall company performance (as well as functional business units supported by executive officers as applicable).

An executive officer's total cash compensation is comprised of both base salary and annual incentive.
Long-Term Equity Incentives
The Committee and Board have historically granted various types of long-term incentive awards including: Restricted Stock Awards, Restricted Stock Units, Performance Share Units, Relative TSR Performance Share Units, and Stock Options with a three year vesting period.
The key objectives of granting long-term equity incentive awards are:
- to provide an appropriate level of equity reward to executive officers that ties a meaningful part of their compensation to the long-term returns generated for shareholders.
- to provide an appropriate equity award to the next level of executive officers where market data would support their inclusion in an annual equity award plan.
- to assist the achievement of our share ownership requirements.
- to attract, retain and reward key employees. We believe a significant portion of executive officer pay should be aligned with long-term shareholder returns and that encouraging long-term strategic thinking and decision-making requires that executive officers have a significant stake in the long-term success of Herman Miller.

Retirement and Health Benefits	We maintain retirement plans along with a broad base of health insurance plans available to full-time and most part-time employees.	The NEOs participate in such retirement plans and health insurance plans on the same terms as all other employees within their respective geographic region or business unit.
Other Executive Compensation Plans
We provide limited additional compensation programs to our executive officers including a compensation protection program in the form of executive long-term disability; a retirement equalization program in the form of a non-qualified retirement match program with an optional deferred compensation element.
It is our goal to provide market competitive benefits which allow us to attract and retain critical executive talent.

Herman Miller, Inc., and Subsidiaries 23

Compensation Discussion and Analysis (continued)
The following charts illustrate the key elements of our compensation for our NEOs:
Elements of Total Annual Compensation for fiscal 2019

CEO

Base Salary 22%
Long Term Incentive 56%
Short Term Incentive 22%
At Risk 78%

NEOs

Long Term Incentive 39%
Base Salary 37%
At Risk 63%
Short Term Incentive 24%

LTI

PSU TSR 25%
Stock Option 25%
Performance Share Units 50%
Restricted Stock Units 25%
PSU HMVA 25%

Base Salary Fiscal 2019
The Committee and the Board granted merit increases for fiscal 2019 to our employees, including the NEOs. The base salaries of each of our NEOs was within the range established based on market data for their position. Salary changes went into effect on or after July 16, 2018, and are detailed as follows:

Name	Salary for Fiscal 2019	Percent Increase from Prior Year
Andrea R. Owen (1)	$1,000,000	N/A
Brian C. Walker (2)	$975,000	—%
Jeffrey M. Stutz	$480,000	6.7%
Gregory J. Bylsma	$480,000	3.2%
Stephen C. Gane	$350,000	2.9%
Jeremy J. Hocking (3)	$348,234	28.8%
B. Ben Watson	$445,000	3.5%

(1)	Ms. Owen became President and CEO of the Company as of August 22, 2018.

(2)	Mr. Walker retired effective August 21, 2018 and did not receive a salary increase for fiscal 2019.

(3)	Measured in pounds sterling at an exchange rate of 1.2994 would yield £268,000.

Ms. Owen’s salary was established in connection with her commencement as the company’s President and CEO. Mr. Stutz’s increase is the result of his proficient performance in his role as CFO, particularly in light of the complexities in the global financial environment. Mr. Bylsma’s increase reflects his continued improvement of the company’s operations capabilities as well as his new responsibility for the overall North America Contract business which includes North America Work, Government, Healthcare and Education businesses. Mr. Gane's increase was in recognition of his leadership of the Specialty Business. Mr. Hocking increase was in recognition of his new leadership role as President of

24 2019 Proxy Statement

Compensation Discussion and Analysis (continued)

Herman Miller International. Mr. Watson’s increase is in recognition of the improvement in the company’s brand strategy and messaging, his new responsibility for R&D and our global portfolio of new products.

Due to a reorganization of the leadership team In February 2019, Messrs. Stutz, Bylsma, and Watson received a base salary increase due to increased responsibilities. Their salaries for fiscal 2019 after the reorganization are as follows:

Name	Salary for Fiscal 2019	Percent Increase
Jeffrey M. Stutz	$510,000	6.3%
Gregory J. Bylsma	$550,000	14.6%
B. Ben Watson	$480,000	7.3%
Annual Executive Incentive Cash Bonus Plan
Setting Incentive Targets
Each year, the Committee establishes a target incentive for each participant, expressed as a percentage of base salary, which is the incentive amount the NEO would receive if all performance goals were achieved at target. The NEOs each have the opportunity to earn up to a maximum of 200% of target and may earn zero percent of target if our goals are not achieved. The annual cash incentive opportunity levels for each of our NEOs for 2019, as a percentage of base salary, were as follows:

Name	Threshold Incentive as % of Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary
Andrea R. Owen	0%	100%	200%
Brian C. Walker	N/A	N/A	N/A
Jeffrey M. Stutz	0%	65%	130%
Gregory J. Bylsma	0%	65%	130%
Stephen C. Gane	0%	65%	130%
Jeremy J. Hocking	0%	65%	130%
B. Ben Watson	0%	65%	130%

We set the target incentive percentage for the NEOs so that the incentive at target performance will generally equal 100% of the market median incentive amount for comparable positions as shown in the market data and yield a median target total compensation opportunity, although we may adjust base pay and incentive to maintain total compensation in an amount that is consistent with our compensation philosophy. The Committee believes that this use of incentive is consistent with the objective of making compensation for executive officers more variable with the company’s performance.

The Committee, at the beginning of each fiscal year, establishes threshold, target, and maximum performance goals under our Annual Executive Cash Incentive Bonus Plan. The Committee determines these performance goals after review and discussion with management of the company’s annual financial plan as approved by the Committee and the Board. For fiscal 2019, each NEO’s annual incentive was tied to our 2019 consolidated adjusted EBITDA results. Messrs. Bylsma, Gane, and Hocking also had a portion of their incentive based on the adjusted EBITDA results for the business units they lead.

2019 Performance Results and Incentive Payouts
For fiscal 2019, the Committee established consolidated adjusted EBITDA performance goals based on its review of the Board-approved financial plan and discussions with management. The target was set above fiscal 2018 target and actual adjusted EBITDA performance reflecting our growth imperative and our expectations of continued growth in specified markets.

Performance Measure	Performance Goals			Actual Performance
	Threshold	Target	Maximum
Consolidated adjusted EBITDA	$255.8M	$300.9M	$346.0M	$290.8M

Herman Miller, Inc., and Subsidiaries 25

Compensation Discussion and Analysis (continued)
Based on the performance results for fiscal 2019, the incentive amounts the Company paid to the NEOs were as follows:

Name	Target incentive Percent Tied to adjusted EBITDA	Company Performance Factor	Incentive Earned For Company Performance	Target Incentive Percent tied to Business Unit	Business Unit Performance Factor	Incentive Earned For Function/Bus Unit Performance	Total Incentive Amount Paid	Incentive Amount Deferred (1)
Andrea R. Owen	100.00%	0.7761	$776,100				$776,100	$38,805
Brian C. Walker	N/A	0.7761	$—				$—	$—
Jeffrey M. Stutz	65.00%	0.7761	$243,324				$243,324	$26,766
Gregory J. Bylsma	32.50%	0.7761	$124,548	32.50%	0.7943	$127,462	$252,010	$25,201
Stephen C. Gane	32.50%	0.7761	$87,882	32.50%	1.6407	$185,800	$273,682	$54,736
Jeremy J. Hocking	32.50%	0.7761	$87,825	32.50%	2.0000	$226,352	$314,181	$—
B. Ben Watson	65.00%	0.7761	$227,413				$227,413	$22,741

(1)
This amount represents the portion of the bonus that the NEO elected to defer under the Herman Miller, Inc. Executive Equalization Retirement Plan described later in this Compensation Discussion and Analysis.

Prior to incentive payout, the Audit Committee approves the calculation of financial results for the year and the resulting company performance factor. The Committee also certifies the company performance factor and the function/business unit performance factors for use in the incentive calculation. The Committee did not elect to exercise any discretion in its determination of incentive payouts for the NEOs.

Long-Term Equity Incentives
Setting Target LTI Values
For each Executive Officer, the Committee calculates a target value of LTI grants for the current fiscal year that is expressed as a percentage of base salary and determines the percent of the target LTI value that should be allocated to each award type. The Committee sets the total target value of the LTI grants for each NEO at a level intended to ensure that the NEO’s total direct compensation would correspond with the market median of the market data for a comparable NEO’s individual position. Following the end of the fiscal year, the Committee determines the total value of LTI grants for each NEO based on each NEO’s target value and the company’s financial performance for that year relative to target. We convert that value for each NEO into grants of restricted stock units and performance share units based on the closing price of our stock on the date of grant and grants of stock options using a Black-Scholes valuation on the date of grant, using the share price on the date of grant as the exercise price.
Grants Awarded in Fiscal 2019
The table below illustrates the target value of the LTI grants, expressed as a percentage of the NEO's base salary, that the Committee and Board established and granted in July 2018, and in the case of Ms. Owen, were granted on August 22, 2018, the date of her commencement of employment and in accordance with her employment agreement with the Company. The target values associated with these grants were allocated approximately equally among the following four award types: RSUs, Herman Miller Value Added Performance Share Units, Relative Total Shareholder Return Performance Share Units, and stock options. Each of these awards, as described in more detail below, directly ties management’s compensation opportunity to the creation of shareholder value.
The following table discloses the awards granted in fiscal 2019:

Name	Target of LTI as a % of Salary	Restricted Stock Units	Herman Miller Value Added Performance Share Units at Target	Relative Total Shareholder Return Performance Share Units at Target	Number of Stock Options	Option Exercise Price
Andrea R. Owen	250%	16,383	16,383	12,164	77,447	38.15
Brian C. Walker	N/A	—	—	—	—	N/A
Jeffrey M. Stutz	125%	3,672	3,672	2,647	17,512	38.30
Gregory J. Bylsma	125%	3,794	3,794	2,735	18,096	38.30
Stephen C. Gane	90%	1,997	1,997	1,440	9,527	38.30
Jeremy J. Hocking	80%	1,459	1,459	1,052	6,958	38.30
B. Ben Watson	90%	2,526	2,526	1,821	12,049	38.30

26 2019 Proxy Statement

Compensation Discussion and Analysis (continued)
Key Features of Each Award
Restricted Stock Units: The restricted stock units (RSUs) represent the right to receive shares of Herman Miller, Inc. common stock. Each unit represents the equivalent of one share of the common stock as of the date of grant and cliff vests after three years. RSUs convert into shares upon vesting. Dividends are not paid over the vesting period but accrue on the RSUs and are added to the total value of the units at the time of vesting. Upon vesting, three years after grant, the actual value an executive officer may realize is directly related to the value created over the vesting period.
Herman Miller Value Added Performance Share Units: The Herman Miller Value Added (HMVA) performance share units are units representing the right to receive company shares of at the end of the specified performance period. The Committee establishes the Herman Miller Value Added goals at the start of each three-year performance period. These units cliff vest after three years if certain Herman Miller Value Added goals are met. The awards provide that the total number of shares that vest may vary between 0% and a maximum of 200% of the number of units awarded depending upon performance relative to the established Herman Miller Value Added goal. HMVA performance share units convert into company stock upon vesting. Dividends do not accrue on the awards. The awards also provide the Committee the ability to extend the performance period to a total of five years; however, if the extension is granted, then no more than 34% of the target grant may vest.
Herman Miller Value Added is defined as the Company’s annual earnings before interest, taxes, depreciation and amortization, adjusted for non-recurring and special charges as outlined below (EBITDA), less a capital charge. The capital charge for each cycle is determined by multiplying the company’s capital by its cost of capital. The Committee approves the determination of the cost of capital and EBITDA for purposes of the Herman Miller Value Added Performance Share Units. HMVA PSUs are not earned if the Company has not been able to generate returns above our cost of capital - and the value of any units that are earned is directly related to the value shareholders have realized over the performance and vesting period.
Relative Total Shareholder Return ("TSR") Performance Share Units: Relative TSR Performance Share Unit Awards are units representing the right to receive company shares at the end of the specified performance period. These units cliff vest after three years if we meet certain TSR objectives. The awards provide that the total number of shares that finally vest may vary between 0% and a maximum of 200% of the number of units awarded depending upon performance relative to established total shareholder return goals, with the award amount vesting if performance is at the target level. Any value ultimately realized by the executive officers is directly related to both Herman Miller’s relative TSR as well as the absolute performance of our share price.
TSR is the total shareholder return to Herman Miller shareholders including reinvested dividends and share price changes that occur during a fiscal year. We determine TSR performance by comparing the company’s TSR to a peer group of companies. The peer group of companies for fiscal year 2019 is the same as the peer group that we use for purposes of benchmarking NEO compensation, and those companies are described below in the section entitled "Benchmarking of Compensation".
For Relative TSR Performance Share Units granted in fiscal year 2019, the Committee established the following vesting goals:

Payout % of Target	3-year Average Relative TSR
200% of Target PSUs	80th percentile or greater
100% of Target PSUs	50th percentile
No PSUs Earned	Below 30th percentile

Stock Options: The options vest ratably over three years and have a ten-year life, and the exercise price of each option equals the fair market value of our stock on the date of grant.
Program Design Changes for Fiscal 2020
The following chart illustrates design changes made to both the Annual Incentive and Long-Term Incentive Programs that simplify the programs and ensure alignment and motivation of executive officers towards achieving key strategic priorities while delivering strong financial performance and creating shareholder value.

Herman Miller, Inc., and Subsidiaries 27

Compensation Discussion and Analysis (continued)

	Design Change	Reason for Change
Annual Incentive Program	Replaced Adjusted EBITDA with Adjusted Operating income as the primary financial metric.	- Operating income is more closely monitored by investors. - Operating income better recognizes our goals related to capital allocation and margin expansion.
	Incentive will be based solely on consolidated corporate performance for all participants.	- Coming together as a family of complementary brands under One Herman Miller requires the entire leadership team to be aligned around the same corporate performance goals.
Long-Term Incentive Program
Change in the mix of LTI awards from: 25% HMVA PSUs, 25% rTSR PSUs, 25% stock options, and 25% time-based RSUs to 45% Operating Income Growth PSUs, 30% Revenue Growth PSUs, and 25% time-based RSUs; with the PSUs having a rTSR modifier of +/-25%.

- Reduce dilution while creating greater focus on absolute long-term financial performance. 75% of executive officers’ long-term incentive award opportunity is subject to achievement of multi-year financial goals.

- Operating Income and Revenue Growth provide clear line of sight for our employees and our shareholders on the alignment of our financial performance with share price. The growth orientation of these new measures is clearly linked to our strategy.

- The payout opportunity for all PSUS (75% of the target award opportunity) is subject to modification based on our TSR performance relative to the peer group.
- The relative TSR modifier provides for a 25% increase to the PSU vesting if our relative TSR performance is at or above the 75th percentile of the peer group or a 25% decrease to the PSU vesting if our relative TSR performance is below the 25th percentile of the peer group.
- The relative TSR modifier cannot increase the PSU payout above 200% of target.

-Create a more direct linkage between critical financial goals and leadership team earning opportunity.
-Our performance against our three-year growth goals will have a significant impact on our ability to create future shareholder value.

Base Salary for Fiscal 2020
The Committee and Board of Directors approved the following changes in the base salaries of the continuing NEOs for fiscal 2020 as we discuss below:

Name	Salary for Fiscal 2020	Percent Increase
Andrea R. Owen	1,000,000	—%
Jeffrey M. Stutz	516,000	1%
Gregory J. Bylsma	556,000	1%
Jeremy J. Hocking (1)	400,000	15%
B. Ben Watson	486,000	1%
(1)Measured in pounds sterling at an exchange rate of 1.2994 would yield £307,834.
Mr. Hocking’s increase was in recognition of continued expanding of responsibilities in new role and the International business unit’s performance. Messrs. Stutz, Bylsma, and Watson received mid-year increases in fiscal 2019 as mentioned in the Base Salary Fiscal 2019 section. The 1% increase is due to adjustments made to their compensation packages as part of the elimination of the bundled benefits program. Ms. Owen’s base salary was not adjusted for fiscal 2020.
LTI Grants Awarded in Fiscal 2020
The target value of the LTI grants that the Committee and Board established for our NEOs that occurred in July 2019 (fiscal 2020) as a percent of base salary was 275% for Andrea Owen and 125% for Jeffrey Stutz, Gregory Bylsma, Jeremy Hocking and Ben Watson. The total target value was allocated 45% Adjusted Operating Income PSUs, 30% Revenue Growth PSUs, and 25% RSUs with the PSUs having a rTSR modifier of +/-25%.

28 2019 Proxy Statement

Compensation Discussion and Analysis (continued)
The following table discloses the types of awards granted in July 2019 (fiscal 2020):

Name	Restricted Stock Units	Adjusted Operating Income Performance Share Units at Target	Revenue Growth Performance Share Units at Target
Andrea R. Owen	15,319	25,976	17,317
Jeffrey M. Stutz	3,593	6,093	4,062
Gregory J. Bylsma	3,871	6,565	4,377
Jeremy J. Hocking	2,787	4,725	3,150
B. Ben Watson	3,384	5,738	3,826

Details of our Executive Compensation Program
Role of the Committee
The Committee consists of three directors, each qualifying as independent under NASDAQ’s listing requirements. The Board has determined that each member of the Committee also meets the definition of independence under our corporate governance guidelines and qualifies as a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934.
The Committee’s primary functions are to oversee the compensation philosophy and strategy, to determine or recommend the compensation of company executive officers, including the NEOs, and to act as the administrative committee for our executive compensation and broad-based equity and benefit plans.
The Committee is also responsible for providing recommendations to the full Board with respect to all aspects of the annual compensation of our President and CEO. In addition, the Committee, based upon recommendations from our CEO, approves the annual compensation for all other officers covered by Section 16 of the Securities Exchange Act of 1934 including the NEOs and other executive officers. Our President and CEO establishes the base salary of all other executive officers.
Among other responsibilities, the Committee establishes the performance objectives for the Annual Executive Incentive Cash Bonus Plan and our equity-based compensation plans, which cover the President and CEO, NEOs, other executive officers and other executive employees.
The Committee is also tasked to review and approve compensation and benefit plans as required by the Committee Charter and review the annual compensation plans’ risk assessment. The Committee annually reviews tally sheets for each NEO that reflect the total direct compensation provided to the NEOs and information relating to all other elements of compensation including payments under severance or change in control obligations. The Committee uses this information to help it determine that our compensation program is consistent with market norms and with our compensation philosophy and the objectives referenced above.
Role of the External Compensation Consultants
The Committee has the authority and sole discretion to select independent compensation consultants, legal consultants and other advisors to provide it independent advice. The Committee retained Pay Governance LLC as its independent compensation consultants with respect to the compensation matters regarding our executive officers for fiscal 2019. The independent services that Pay Governance provided to the Committee included reviewing the elements of compensation of the President and CEO as well as the other executive officers and comparing those elements to our compensation philosophy and objectives and to market practices. We do not permit Pay Governance to provide other consulting services to the company.
Pay Governance concluded that our compensation program established for those officers is consistent with our compensation philosophy and objectives as well as with market practices. With the approval of the Committee, management retained Meridian Compensation Partners LLC in fiscal 2019 to provide compensation consulting services to management for employees other than the executive officers.
Benchmarking of Compensation
To ensure that executive officer compensation is competitive, the Committee uses marketplace compensation data to compare our compensation program to market pay practices. The Committee, in determining fiscal 2019 compensation, also used a specific peer group for benchmarking compensation. A listing of the peer group members is provided below. This peer group included both direct competitors as well as comparable companies in other industries to reflect the competitive market for talent in which we compete.

Herman Miller, Inc., and Subsidiaries 29

Compensation Discussion and Analysis (continued)

Pay Governance used the peer group information along with the following survey sources when analyzing the fiscal 2019 market competitiveness of pay levels of executive officers: Willis Towers Watson Executive Compensation Database, Aon Hewitt Executive Total Compensation Measurement Database and Mercer Executive Database (we refer to the peer group information and these survey sources collectively as “market data”). The market data is used to determine competitiveness of base pay, annual incentive and long-term incentive awards. Pay Governance uses a regression analysis and aging to make allowances for time differences in the data and to align the data so that it is representative of companies having revenues equivalent to the operations that our individual executive officers manage. Pay Governance compared the base salary, target total cash and target total direct compensation of each executive officer to the 25th, 50th (market median) and 75th percentile of the Market Data for a comparable benchmark position.
Pay Governance provided the Committee with benchmarking data, market practices and trends, peer group selection and pay for performance evaluation information to provide appropriate context for the Committee’s deliberations. Our former CEO made recommendations to the Committee regarding the compensation package for each of the executive officers (other than himself). The former CEO based his recommendations with respect to executive officers on the Pay Governance information, his evaluation of the individual’s performance, the company’s performance and other factors. The Committee based its approval of the former CEO’s recommendations for the compensation of executive officers (other than the CEO) on the Committee’s review of the information from Pay Governance relative to market pay, advice from Pay Governance and the Committee members’ own judgment, including their judgment on the relative performance of both the company and its executive officers. Ms. Owen’s compensation was established in connection with the commencement of her employment with the Company.
The Committee reviews and approves the peer group that we use in benchmarking compensation on an annual basis. The peers that we used for fiscal 2019 are set forth below:

American Woodmark Corporation	JELD-WEN Holdings, Inc.	RH aka Restoration Hardware Holdings, Inc.
Armstrong World Industries, Inc.	Kimball International, Inc.	Sleep Number Corporation
Ethan Allen Interiors, Inc.	Knoll, Inc.	Steelcase, Inc.
Hill-Rom Holdings, Inc.	La-Z-Boy, Inc.	Tempur Sealy International, Inc.
HNI Corporation	Leggett & Platt, Inc.	Universal Forest Products, Inc.
Interface, Inc.	Masonite International Corporation	Williams-Sonoma, Inc.

Our peer group is intended to represent companies against which we may compete for talent, with an emphasis on a number of criteria. For fiscal 2019, we made a number of changes to the 2018 peer group in light of these criteria: We removed Aaron’s, Acuity Brands, Belden, Brunswick, Lennox International and Polaris because of differences in industry and customer focus. We replaced these six companies with American Woodmark, Armstrong World Industries, JELD-WEN, Masonite, Universal Forest Products and Williams Sonoma which better meet our selection criteria and enable us to maintain a peer group of robust size.

EBITDA Adjustments
The Committee has adopted guidelines for determining when adjustments to the company’s EBITDA are appropriate in calculating incentive plan performance. Under these guidelines, the Committee will consider whether adjustments are appropriate to best reflect the operating results of our business and appropriately incent management in a manner that is in the best interest of shareholders. Some common examples of potential adjustments under the guidelines include restructuring related charges, transaction costs, effects of purchase accounting, and income associated with acquisitions. We may exclude these items only in limited circumstances or only for certain periods or specified awards. The guidelines also include a framework for evaluating potential EBITDA adjustments that considers as to a potential item of adjustment:

•	Whether it is material to the result of the business;

•	Its impact on near-term cash flows;

•	Whether it is an accounting adjustment that does not reflect the ongoing operations of the business;

•	Whether it aligns the company’s performance outlook with long-term shareholder interests;

•	Whether the adjustment unfairly impacts one business unit;
Whether the company has made similar adjustments in recent reporting periods; and

•	Whether the related income or expense was offset in a prior reporting period (and, if so, if it was excluded from EBITDA).

30 2019 Proxy Statement

Compensation Discussion and Analysis (continued)
For fiscal 2019, company EBITDA performance was adjusted for incentive plan purposes to reflect the following items (refer to the section “Reconciliation of Non-GAAP Measures” for further information):

Description	Adjustment to EBITDA ($ millions)	Rationale for the Adjustment
Restructuring Charges, net of amortization	$8.9
Ensure management’s near-term compensation goals are not in conflict with the long-term strategic objectives of the business. Instead, these costs will be amortized over a 5-year period and such amortization will be included in the annual incentive bonus calculation.

Third Party Consulting Expense, net of amortization	$(4.8)
Ensure the company's profit optimization plans for the Retail and North America Contract business segments are not in conflict with management’s near-term compensation goals. Instead, related costs are amortized against EBITDA as the savings from the initiatives are realized on a dollar-for-dollar basis. Third party consulting expense was fully amortized as of 2019 fiscal year-end

CEO Transition Plan Expenses	$4.5	CEO transition plan costs are not reflective of the ongoing operation of the business.
Investment Gain	$(2.1)	The Committee determined it is appropriate to exclude a one-time, non-cash investment gain.

Long-Term Equity Incentives
Our 2011 Long-Term Incentive Plan (which we refer to as the LTI Plan) authorizes us to grant various forms of equity-based compensation (which we refer to as Long-Term Incentive Grants or LTI grants or awards). The Committee is responsible for administering all elements of the LTI Plan and for making all Long-Term Incentive Grants, with the exception of the CEO whose grants the Board approves.
The Committee establishes targets relating to Long-Term Incentive awards at the beginning of each fiscal year for grants made in July for that fiscal year. Typically, the Committee and the Board at their June and July meetings take four actions in connection with our LTI Plan: (a) set the target value for the LTI awards for the current fiscal year, (b) determine the types of awards to be used for the current fiscal year, (c) establish the performance criteria, if any, for certain awards for the current fiscal year; and (d) grant the long-term incentive awards for the current fiscal year.
Grants under the LTI Plan are typically made in connection with the Board of Directors meeting in July of each year following the public release of our fiscal year-end financial results. We do not attempt to influence the amount of executive officer compensation by timing equity grants in connection with the disclosure of material information to the public. The backdating of equity award dates is specifically prohibited under policies adopted by the Board of Directors.

Retirement and Health Benefits
Health Plans
We maintain a broad-base of health insurance plans available to all full-time and qualified part-time employees. The NEOs participate in such health insurance plans on the same terms as all other employees within their respective geographic region or business unit.

Retirement Plans
We maintain broad-based retirement plans available for employees in the United States and the United Kingdom (UK). Our retirement plans are designed to provide an appropriate level of replacement income upon retirement. The benefits available to NEOs are the same as those available to other non-executive employees in their respective geographic region subject to limitations provided by law or regulation. The retirement plans include:

•	The Herman Miller, Inc. Profit Sharing and 401(k) Plan

•	The Herman Miller Limited Retirement Benefits Plan (UK)

Herman Miller, Inc., and Subsidiaries 31

Compensation Discussion and Analysis (continued)

Profit Sharing Plan and 401(k) Plan: The Herman Miller, Inc. Profit Sharing and 401(k) Plan consists of two parts. First, we make a core contribution to an employee’s 401(k) account equal to 4% of base salary on a quarterly basis. The amount of salary included in the calculation is limited to the maximum salary level permitted by the IRS. Second, the 401(k) portion of the plan permits employees to make salary deferrals into the plan up to the maximum amount permitted by law. We also make a matching contribution to fully match employee contributions up to 4% of the employee’s compensation contribution.
Herman Miller Limited Retirement Plan: Herman Miller Limited, our wholly owned UK subsidiary, provides a defined contribution retirement plan which provides for a non-discretionary fixed company contribution and a company matching contribution. The fixed company contribution for employees varies between 2.4% and 6.4% of the employee’s eligible compensation depending upon age and date of hire. In addition, the company will match an employee’s contributions up to an additional 2.8% of eligible compensation. Jeremy Hocking is the only NEO who participates in this defined contribution retirement plan. He is also a participant in the frozen defined benefit plan sponsored by Herman Miller Limited for employees hired prior to March 1, 2012.

Other Executive Compensation Plans
Deferred Compensation Plan
The Herman Miller, Inc. Executive Equalization Retirement Plan was approved by the Committee and the Board in 2007. The plan is a supplemental deferred compensation plan and became available for salary deferrals beginning in January 2008. The plan is available to highly compensated United States employees who are selected for participation by the Committee. All NEOs are currently able to participate, except Jeremy Hocking due to his employment outside the United States. The plan allows participants to defer up to 50% of their base salary and 100% of their incentive. Company contributions to the plan “mirror” the amounts we would have contributed to the Herman Miller Profit Sharing and 401(k) Plan had the employee’s compensation not been above the statutory ceiling (currently $280,000). Investment options under this plan are the same as those available under the 401(k) Plan. Company contributions in fiscal 2019 appear in the 2019 Summary Compensation Table under All Other Compensation.
Executive Long-Term Disability Plan
The plan covers 60% of the rolling two-year average of compensation. executive officers are eligible to participate when they have earned over $6,000 in annual executive incentive compensation. This benefit continues as long as the executive officer remains disabled until age 65. The monthly benefit is capped at $10,000.
Perquisites
We eliminated the program previously provided to executive officers, effective May 31, 2019. The Committee has adopted a policy that specifically restricts the use of corporate aircraft for non-business purposes.

Mr. Hocking has a Spouse Travel Reimbursement benefit in the amount of £20,000. He must pay the expense as incurred from his personal funds and submit the proper form for reimbursement. This reimbursement benefit does not have a carry forward option to the next plan year.

In fiscal 2019, we provided the NEOs and all other executive officers with the opportunity to obtain comprehensive physicals at our cost.

Retirement, Retention, and Change in Control Agreements
Mr. Brian C. Walker’s Retirement

As previously disclosed, Mr. Walker retired from his position with the company as of August 21, 2018. In connection with his retirement, Mr. Walker agreed to extend his post-employment non-compete and non-solicitation covenants from 12 to 18 months and to an unlimited confidential information and non-disparagement covenant. He also agreed to be available on a consultative basis for 18-months after his retirement to help with the transition of the new CEO and specifically to provide the new CEO with guidance and back ground on our unique “contract” furniture business. In exchange for agreeing to extend his post-employment non-compete and non-solicitation covenants and to provide consulting services for up to 18 months, we agreed to pay Mr. Walker his base salary for an additional six months. Because Mr. Walker was already entitled to 12 months of base salary in exchange for his original 12 months of non-compete and non-solicitation covenants, he received base salary continuation for a total of 18 months following his retirement. We also agreed to provide Mr. Walker with a lump sum payment equal to 18 months of the employer portion of the premiums for his health and dental benefits. Mr. Walker was not eligible for any equity compensation grants for fiscal 2019 or for a 2019 annual incentive opportunity.

32 2019 Proxy Statement

Compensation Discussion and Analysis (continued)
Change in Control Agreements
Each NEO is party to a change in control agreement with us. The Committee believes the use of change in control agreements is appropriate as they help ensure a continuity of management during a possible take-over and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. Potential payments under the change in control agreements are included in the tally sheets that the Committee reviews annually.
The narrative and footnotes to the tables entitled Potential Payments upon Termination, Death, Disability, Retirement or Change in Control describe the change in control payments in greater detail.

Hedging and Pledging Policy
The Committee and the Board of Directors have adopted a policy prohibiting the Board of Directors and executive officers from hedging the economic risk of their ownership of our stock, including options or other derivatives related to the stock, and are prohibited from pledging Herman Miller stock.

Stock Ownership Guidelines
The Committee believes that significant stock ownership by top management is of critical importance to our ongoing success, as it helps link the interests of senior management and our shareholders. As such, we have established stock ownership guidelines, which apply to the members of the Leadership Team and, beginning January 1, 2018, certain other executive officers who work alongside the Leadership Team to ensure global strategic alignment across business units and functions. The stock ownership guidelines require these individuals to own shares of our common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

•	President and Chief Executive Officer 6 times base salary

•	Executive officers with LTIP target equal to or greater than 100% of salary 4 times base salary

•	Certain other direct reports to the CEO 3 times base salary

•	Other executive officers 1 times base salary

Stock Retention Requirements
Until the ownership guidelines are met, the executive officer must retain 40% of the pretax spread value of vested restricted stock, performance shares, restricted stock units, deferred stock, and 40% of the pretax spread value of exercised stock options must be retained in company stock. Compliance with the requirements is determined at each time an executive officer disposes of company stock.

Incentive Clawback
The Herman Miller Compensation Recovery Policy provides for the recoupment of certain compensation from Executive Officers in the event of a restatement and/or improper conduct. The Board may, in its sole discretion, after evaluating the associated costs and benefit, and any other factors it deems relevant, seek to recover all or any portion of the recoverable incentive paid to any such Executive Officer during the applicable period.

Deductibility of Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to individuals who are covered executives. For compensation paid for fiscal 2019, as a result of changes made to the applicability of Section 162(m) of the Code pursuant to the Tax Cuts and Jobs Act, our number of covered executives expanded to include our covered executives for 2019 plus any executive who, serves as our CEO or CFO, or who is among the three most highly compensated executive officers, for any fiscal year. In addition, only qualifying performance-based compensation that is paid pursuant to a binding contract in effect on November 2, 2017 will be exempt from the deduction limit. Accordingly, any compensation that we pay in the future pursuant to new compensation arrangements entered into after November 2, 2017, even if performance-based, will count towards the $1 million fiscal year deduction limit if paid to a covered executive. Because of these changes to Code Section 162(m) by the Tax Cuts and Jobs Act, some of the compensation that we provide to our named executive officers in 2019 and future years may not be deductible under Section 162(m).

Herman Miller, Inc., and Subsidiaries 33

Compensation Discussion and Analysis (continued)
Post-Employment Compensation
The NEOs are generally “at will” employees. This means that they can be discharged at any time and for no reason. We have agreed to pay executive officers' severance if they are terminated for reasons other than malfeasance or voluntary separation. For each NEO, severance would be equal to 18 months of base salary subject to the employee not competing with us during that period. The Committee’s determination as to the amount of severance payments for these NEOs is the result of benchmarking our practices to the market data. In addition, we maintain the health insurance on such employee during the salary continuation period. In exchange for such payments the employee provides the company with a mutual release of all claims and agrees not to work for a competitor or solicit our employees during the salary continuation period.

Executive Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

David A. Brandon (chair)	Douglas D. French	Heidi J. Manheimer

34 2019 Proxy Statement

Summary Compensation Table
The summary compensation table below shows the compensation for the NEOs for the fiscal years ended June 1, 2019 (2019), June 2, 2018 (2018) and June 3, 2017 (2017). The details of the company's executive officer compensation program are found in the Compensation Discussion and Analysis (CD&A) above.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Andrea R. Owen (4)	2019	742,308	1,837,820	624,997	776,100	226,895	4,208,120
President and Chief Executive Officer
Brian C. Walker (5)	2019	281,250	—	—	—	827,908	1,109,158
Former President and Chief	2018	966,327	1,782,466	920,000	894,142	165,106	4,728,041
Executive Officer	2017	916,846	1,626,984	1,240,002	684,059	233,597	4,701,488
Jeffrey M. Stutz	2019	482,308	413,575	140,621	243,324	321,011	1,600,839
Executive Vice President and Chief	2018	442,116	734,197	146,670	265,888	40,183	1,629,054
Financial Officer	2017	392,115	225,982	316,667	190,176	57,383	1,182,323
Gregory J. Bylsma	2019	493,846	427,319	145,311	252,010	322,357	1,640,843
President, North America Contract	2018	461,058	820,191	183,335	269,903	49,080	1,783,567
	2017	438,423	347,057	379,166	214,257	83,616	1,462,519
Stephen C. Gane (6)	2019	348,462	224,944	76,502	273,682	378,896	1,302,486
Former President, Herman Miller	2018	337,635	507,927	86,668	229,423	21,238	1,182,891
Specialty	2017	323,423	162,729	208,996	117,629	60,475	873,252
Jeremy J. Hocking (7)	2019	348,234	164,340	55,873	314,177	337,756	1,220,380
President, Herman Miller	2018	279,344	330,618	64,481	189,563	110,225	974,231
International	2017	267,495	31,510	31,522	103,627	126,253	560,407
B. Ben Watson	2019	450,769	284,507	96,753	227,413	407,293	1,466,735
Chief Creative Officer	2018	426,058	639,249	107,997	261,429	126,104	1,560,837
	2017	403,108	190,314	223,246	227,474	148,624	1,192,766

(1)
For all NEOs, amounts represent the aggregate grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 9 of the company's consolidated financial statements for the fiscal year ended June 1, 2019 included in our Annual Report on Form 10-K.

(2)
Includes the amounts earned in fiscal 2019 and paid in fiscal 2020 under the Executive Incentive Cash Bonus Plan as described in the Compensation Discussion and Analysis for the NEOs. Certain executives have elected to defer a part of the incentive under the Key Executive Deferred Compensation Plan. The amount of the deferrals and the corresponding company contributions will be shown in next year's Nonqualified Deferred Compensation Table.

(3)	The amounts for fiscal 2019 for all other compensation are described in the table below.

(4)	Ms. Owen's employment with the Company commenced on August 22, 2018.

(5)	Mr. Walker retired as President and Chief Executive Officer as of August 21, 2018.

(6)	Mr. Gane's employment ended on May 31, 2019.

(7)	Amounts paid to Mr. Hocking in GBP during fiscal 2019 are converted to USD using the average annual conversion rate for fiscal 2019 of 1.2994.

Herman Miller, Inc., and Subsidiaries 35

	Bundled Benefits(1)	Car Allowance (UK Only)	Payment in Lieu of Pension Contribution (UK Only)	Long-term Disability Insurance	Relocation Expenses	Personal Use of Company Property	Retention and Severance(2)	Nonqualified Deferred Compensation Contribution(3)	Total Other Compensation
Andrea R. Owen	—	—	—	—	226,895	—	—	—	226,895
Brian C. Walker	—	—	—	1,296	—	—	826,612	—	827,908
Jeffrey M. Stutz	16,176	—	—	2,661	—	—	265,888	36,286	321,011
Gregory J. Bylsma	11,719	—	—	3,435	—	—	269,903	37,300	322,357
Stephen C. Gane	21,865	—	—	3,716	—	—	329,423	23,892	378,896
Jeremy J. Hocking (4)	7,865	11,617	126,532	—	8,336	—	183,406	—	337,756
B. Ben Watson	22,073	—	—	3,543	—	86,426	261,429	33,822	407,293

(1)
Bundled Benefits are provided on a calendar year basis and include accounting fees, cell phone fees, club dues, family travel, education and training, home office expenses, vehicle expenses, and life insurance. Benefits for Messrs. Bylsma, Hocking, Stutz, and Watson include the approved amount for calendar 2019 plus carryover for calendar year 2018. Benefits for Mr. Gane include the approved amount for calendar 2019 plus carryover for calendar year 2018 and 2017. The bundled benefits program was discontinued as of 2019 fiscal year-end and all allowable calendar year expenses were incurred during fiscal 2019.

(2)
As part of the CEO transition, the Board initiated retention agreements with executive leaders that included a cash bonus payment matching to actual bonus percentage achieved for FY18, subject to a maximum payout amount of 250% (inclusive of the matching payment) of their annual target bonus, which 50% was paid on the date FY18 annual bonuses were paid (July 12, 2018) and 50% on the last pay period in December 2018 (December 27, 2018).

(3)	Amounts represent the company's contribution to the Herman Miller, Inc. Executive Equalization Retirement Plan.

(4)
Mr. Hocking serves the company through its United Kingdom subsidiary. As such, his benefits are paid according to the benefits paid in the United Kingdom, which are different from the benefits in the United States. His benefits include car allowance, spouse travel, and contributions to a pension plan. All amounts paid to Mr. Hocking in GBP are converted to USD using the average annual conversion rate for fiscal 2019 of 1.2994.

36 2019 Proxy Statement

Grants of Plan-Based Awards
The Grants of Plan-Based Awards table below sets forth information on equity awards granted by the company to the NEOs during fiscal 2019 under the Long-Term Incentive Plan (LTI Plan) and the possible payouts to the NEOs under the Annual Executive Incentive Cash Bonus Plan (Annual Cash Bonus Plan) for fiscal 2019. The Compensation Discussion and Analysis provides further details of grants under the LTI Plan, as well as the performance criteria under the Annual Cash Bonus Plan. (The LTI grants are discussed in the CD&A under the heading Long-Term Equity Incentives Grants Awarded in Fiscal 2019).

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrea R. Owen	08/22/18				0	28,547	57,094				1,212,808
	08/22/18							16,383			625,012
	08/22/18								77,447	38.15	624,997
		0	1,000,000	2,000,000
Jeffrey M. Stutz	07/16/18				0	6,319	12,638				272,937
	07/16/18							3,672			140,638
	07/16/18								17,512	38.30	140,621
		0	313,500	627,000
Gregory J. Bylsma	07/16/18				0	6,529	13,058				282,088
	07/16/18							3,794			145,310
	07/16/18								18,096	38.30	145,311
		0	321,000	642,000
Stephen C. Gane	07/16/18				0	3,437	6,874				148,459
	07/16/18							1,997			76,458
	07/16/18								9,527	38.30	76,502
		0	226,500	453,000
Jeremy J. Hocking	07/16/18				0	2,511	5,022				108,461
	07/16/18							1,459			55,880
	07/16/18								6,958	38.30	55,873
		0	226,352	452,704
B. Ben Watson	07/16/18				0	4,347	8,694				187,762
	07/16/18							2,526			96,746
	07/16/18								12,049	38.30	96,753
		0	293,000	586,000

(1)
Under the Annual Cash Bonus Plan, executives can earn incentive compensation based on the achievement of certain company performance goals. The actual Cash Bonus amount paid with respect to any year may range from 0 to 2 times of the target based upon the relative achievement of our adjusted EBITDA targets as set forth in the Summary Compensation Table above.

(2)
The performance share units represent the right to receive shares of the company's common stock, and such shares are to be issued to participants at the end of a measurement period beginning in the year that performance shares are granted. The units reflect the number of shares of common stock that may be issued if certain adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and TSR return goals are met. The PSUs provide that the total number of shares which finally vest may vary between 0 and 200% of the target amount depending upon performance relative to the established adjusted EBITDA and TSR goals, respectively, and cliff vest after three years.

(3)
The restricted stock units represent the right to receive shares of the company's common stock. These units reflect fair market value of the common stock as of the date of grant and cliff vest after three years.

(4)	Each option has a term of ten years and vests pro rata over three years.

(5)	Stock options are awarded at an option price not less than the market value of the company's common stock at the grant date in accordance with the LTI Plan.

(6)
Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For performance share units, the grant date fair value was determined based upon the vesting at 100% of the target units awarded.

Herman Miller, Inc., and Subsidiaries 37

Outstanding Equity Awards at Fiscal Year-End
The Outstanding Equity Awards at Fiscal Year-End table below shows the option awards and stock awards that were outstanding as of June 1, 2019. The table shows both exercisable and unexercisable options. The table also shows share units and equity plan awards that have not vested.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Andrea R. Owen	08/22/18	—	77,447	38.15	08/22/28	16,663	591,370	28,547	1,013,133
Brian C. Walker	07/19/16	—	75,110	31.86	07/19/26			26,365	935,694
	07/18/17	—	95,988	33.75	07/18/27			27,259	967,422
Jeffrey M. Stutz	07/19/16	38,353	19,180	31.86	07/19/26	3,883	137,811	3,662	129,964
	07/18/17	7,651	15,302	33.75	07/18/27	4,508	159,989	4,346	154,240
	02/09/18					12,686	450,214
	07/16/18	—	17,512	38.30	07/16/28	3,735	132,549	6,319	224,261
Gregory J. Bylsma	07/19/16	21,699	22,966	31.86	07/19/26	5,964	211,662	5,624	199,596
	07/18/17	9,563	19,128	33.75	07/18/27	5,634	199,951	5,432	192,782
	02/09/18					13,108	465,203
	07/16/18	—	18,096	38.30	07/16/28	3,859	136,956	6,529	231,714
Stephen C. Gane	07/19/16	12,655	—	31.86	07/19/26			2,564	90,996
	07/18/17	4,521	—	33.75	07/18/27			1,641	58,239
	07/16/18							1,050	37,265
Jeremy J. Hocking	07/19/16	3,818	1,909	31.86	07/19/26	1,053	37,383	989	35,100
	07/18/17	3,364	6,727	33.75	07/18/27	1,991	70,660	1,911	67,821
	02/09/18					7,535	267,414
	07/16/18	—	6,958	38.30	07/16/28	1,491	52,898	2,511	89,115
B. Ben Watson	07/18/11	7,388	—	25.75	07/18/21
	07/17/12	9,363	—	18.17	07/17/22
	07/19/16	27,038	13,522	31.86	07/19/26	3,270	116,060	3,084	109,451
	07/18/17	5,634	11,267	33.75	07/18/27	3,319	117,801	3,200	113,568
	02/09/18					12,122	430,194
	07/16/18	—	12,049	38.30	07/16/28	2,569	91,182	4,347	154,275

(1)	Options vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)
The 02/09/18 awards issued reflect credited dividends through the end of fiscal 2019 and cliff vest after two years. The remaining awards reflect credited dividends through the end of fiscal 2019 and cliff vest after three years.

(3)	Assumes a stock price of $35.49 per share, which was the closing price of a share of common stock on the last trading day of fiscal 2019.

(4)
The Performance Share Unit awards cliff vest after three years, depending upon the achievement of certain adjusted EBITDA and TSR return goals. For the July 2016 equity award, the actual three-year average HMVA performance was $181 million, which is below the $191 million threshold, resulting in a 0% payout.

38 2019 Proxy Statement

Option Exercises and Stock Vested
This table provides information on the number and value of options exercised in fiscal 2019 and the vesting of restricted stock (on an aggregate basis).

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Andrea R. Owen	—	—	—	—
Brian C. Walker	153,437	980,484	142,214	5,395,022
Jeffrey M. Stutz	2,419	31,288	5,868	227,399
Gregory J. Bylsma	28,533	208,660	22,932	888,619
Stephen C. Gane	—	—	25,884	955,964
Jeremy J. Hocking	—	—	6,818	253,857
B. Ben Watson	—	—	13,560	525,456

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Value based on the closing market price of the company's common stock on the vesting date.

HMVA PSUs Vesting in 2019
HMVA PSUs granted in fiscal 2016 were eligible to vest in fiscal 2019. The threshold performance level of $191 million was not achieved. The Committee chose not to utilize their discretion to extend the performance period and, therefore, no awards vested.

Pension Benefits
The Pension Benefits table below provides certain information regarding the retirement benefits available under the only retirement plan of the company that is not a defined contribution plan to the only NEO that participates in the plan at the end of fiscal 2019.
The retirement plan is described in the Compensation Discussion and Analysis.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeremy J. Hocking (1)	Herman Miller Limited Retirement Plan	14	6,474,575	—

(1)	Mr. Hocking was covered from 1990-2002 and beginning again during fiscal 2011 under the UK Pension Plan which is now frozen.

Herman Miller, Inc., and Subsidiaries 39

Nonqualified Deferred Compensation
The Nonqualified Deferred Compensation table below provides certain information relating to our two compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Officer Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End ($)
Andrea R. Owen	21,154	—	41	—	21,195
Brian C. Walker	94,031	—	1,092	3,390,570	—
Jeffrey M. Stutz	59,727	36,286	1,252	—	334,963
Gregory J. Bylsma	65,390	37,300	2,436	92,975	486,292
Stephen C. Gane	80,731	23,892	11,332	45,483	659,045
Jeremy J. Hocking (4)	—	—	—	—	—
B. Ben Watson	71,220	33,822	3,743	—	597,295

(1)
Amounts in this column represent the deferrals of base salary earned in fiscal 2019 which are included in Summary Compensation Table under Salary, plus deferral of amounts earned in fiscal 2018 and paid in fiscal 2019 under the Annual Executive Incentive Cash Bonus Plan which was included in the fiscal 2018 Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)	Amounts in this column represent the company's contribution and are included in the "All Other Compensation" column of the Summary Compensation Table.

(3)	Amounts reflect increases (decreases) in value of the employee's account during the year, based upon deemed investment of deferred amounts.

(4)	Mr. Hocking is not eligible to participate in the Nonqualified Deferred Compensation plan.

The Committee approved The Herman Miller, Inc. Executive Equalization Retirement Plan for salary and incentive compensation deferrals that began in January 2008. The Plan allows all United States employees who have compensation above the statutory ceiling to defer income in the same proportion as if the statutory ceiling did not exist. The company makes contributions to the plan such that the amounts in the plan “mirror” the amounts the company would have contributed to the company’s tax-qualified 401(k) plan had the employee's compensation not been above the statutory ceiling. Distributions from the plan are paid out in cash based on the deferral election specified by the participant. We do not guarantee a rate of return under the Plan. Instead, participants make investment elections for their deferrals and company contributions. Investment options are the same as those available under our 401(k) plan.

40 2019 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control
The following table quantifies the estimated payments that would be made to each NEO in the event of his termination by the company without cause, in the event of his termination under circumstances that would trigger payments under change in control agreements, and upon a change in control without a termination of employment, in each case assuming that the change in control and/or termination occurred May 31, 2019.

Name	Benefit	Death	Disability	Retirement	Without Cause	Change in Control
Andrea R. Owen	Cash Severance(1)				$1,500,000	$6,000,000
	Prorated Annual Incentive
	Equity
	Restricted Stock Units(2)	591,381	591,381	—	147,845	591,381
	Performance Shares(3) (4)	337,711	—	—	—	1,583,230
	Unexercisable Options					—
	Total	929,092	591,381	—	147,845	2,174,611
	Retirement Benefits
	Other Benefits
	Health and Welfare(5)	—	—	—	14,569	29,139
	Outplacement	—	—	—	25,000	25,000
	Total	—	—	—	39,569	54,139
	Total	$929,092	$591,381	$0	$1,687,414	$8,228,750
Jeffrey M. Stutz	Cash Severance(1)				$765,000	$1,683,000
	Prorated Annual Incentive
	Equity
	Restricted Stock Units(2)	880,564	880,564	858,472	714,960	880,564
	Performance Shares(3) (4)	74,754	—	—	—	434,252
	Unexercisable Options	—	—	—	—	96,249
	Total	955,318	880,564	858,472	714,960	1,411,065
	Retirement Benefits
	Other Benefits
	Health and Welfare(5)	—	—	—	5,143	6,858
	Outplacement	—	—	—	25,000	25,000
	Total	—	—	—	30,143	31,858
	Total	955,318	880,564	858,472	1,510,103	3,125,923
Gregory J. Bylsma	Cash Severance(1)				$825,000	$1,815,000
	Prorated Annual Incentive
	Equity
	Restricted Stock Units(2)	1,013,770	1,013,770	990,944	825,336	1,013,770
	Performance Shares(3) (4)	77,238	—	—	—	467,063
	Unexercisable Options	—	—	—	—	116,649
	Total	1,091,008	1,013,770	990,944	825,336	1,597,482
	Retirement Benefits
	Other Benefits
	Health and Welfare(5)	—	—	—	23,982	31,976
	Outplacement	—	—	—	25,000	25,000
	Total	—	—	—	48,982	56,976
	Total	$1,091,008	$1,013,770	$990,944	$1,699,318	$3,469,458

Herman Miller, Inc., and Subsidiaries 41

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)

Name	Benefit	Death	Disability	Retirement	Without Cause	Change in Control
Jeremy J. Hocking(6)	Cash Severance(1)				$522,351	$1,253,642
	Prorated Annual Incentive
	Equity
	Restricted Stock Units(2)	426,475	426,475	417,698	359,013	426,475
	Performance Shares(3) (4)	29,705	—	—	—	176,155
	Unexercisable Options	—	—	—	—	18,635
	Total	456,180	426,475	417,698	359,013	621,265
	Retirement Benefits
	Other Benefits
	Health and Welfare(5)	—	—	—	9,679	12,906
	Outplacement	—	—	—	25,000	25,000
	Total	—	—	—	34,679	37,906
	Total	$456,180	$426,475	$417,698	$916,043	$1,912,813
B. Ben Watson	Cash Severance(1)				$720,000	$1,584,000
	Prorated Annual Incentive
	Equity
	Restricted Stock Units(2)	755,237	755,237	740,040	637,124	755,237
	Performance Shares(3) (4)	51,425	—	—	—	302,839
	Unexercisable Options	—	—	—	—	68,689
	Total	806,662	755,237	740,040	637,124	1,126,765
	Retirement Benefits
	Other Benefits
	Health and Welfare(5)	—	—	—	13,238	17,651
	Outplacement	—	—	—	25,000	25,000
	Total	—	—	—	38,238	42,651
	Total	806,662	755,237	740,040	1,395,362	2,753,416

(1)	"Without Cause" amount equals 18 months of base salary and "CIC" amount equals 3x (CEO) or 2x (Other NEOs) base salary + greater of prior year actual bonus or current year target bonus.

(2)	Awards are not pro-rated for "Death", "Disability" and "CIC". Awards are pro-rated for "Retirement" (if granted within the past 12 months) and "Without Cause" (excluding 2018 retention awards).

(3)
For "Death" (July 2018 grants), awards are pro-rated for the number of months between start of performance period and termination date. For "Disability" and "Without Cause" and "Death" (July 2016 and July 2017 grants), awards are eligible for continued vesting (i.e., no accelerated vesting) after pro-ration. For "CIC", actual shares earned are equal to target shares adjusted for actual performance. The following actual performance estimates were used: Herman Miller Value Added PSUs granted in 2016 = 0% of target, Herman Miller Value Added PSUs granted in 2017 = 55% of target, Herman Miller Value Added PSUs granted in 2018 = 129% of target, Relative TSR PSUs granted in 2018 = 193% of target.

(4)	There is no accelerated vesting of performance share units or stock options under a "Retirement" scenario (awards either continue to vest or are pro-rated for time employed since grant).

(5)	"Without Cause" amount equals 18 months of benefits continuation and "CIC" amount equals 36 months (CEO) or 24 months (Other NEOs) benefits continuation.

(6)	Amounts provided in GBP have been converted to USD using an exchange rate of 1 GBP = 1.29938 USD.

Potential Payments upon Termination without Change in Control
The company under its salary continuation plan has agreed to pay executive officers and other executives severance if they are terminated for reasons other than cause. The payments are equal to 18 months' base salary continuation for the NEOs. In addition, the company maintains the health insurance on such employee during the salary continuation period. In exchange for such payments, the employee provides the company with a mutual release of all claims and agrees not to work for a competitor during the salary continuation period. In the event of a termination covered by the change in control agreements described below, the payments under those agreements are reduced by any amounts received under the salary continuation plan.

42 2019 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)
The Executive Long-Term Disability Plan covers 60% of the rolling two-year average of compensation executive officers are eligible to participate when they have earned over $6,000 in annual executive incentive compensation. This benefit continues as long as the executive officer remains disabled until age 65. The monthly benefit is capped at $10,000.
Potential Payments upon Termination in Connection with Change in Control
In fiscal 2019, each NEO was party to a change in control agreement with the company. The change in control agreements are all “double trigger” agreements. This means that both these must be a change in control and the employee must incur an actual or constructive termination of employment by us to be entitled to a payment.

The agreements define change in control as having occurred (1) when a third party becomes the owner of 35 percent or more of the company's stock, (2) when a majority of the Board of Directors is composed of persons who are not recommended by the existing Board, or (3) under certain transactions involving a merger or reorganization, sale of all or substantially all of the company's assets or a liquidation in which the company does not maintain certain control thresholds.

An employee is entitled to a payment under the change in control agreement if within 2 years after a change in control he or she (1) has his or her employment with the company terminated by the company for reasons other than cause or (2) voluntarily terminates his or her employment if (a) the responsibilities of his or her job are significantly reduced, (b) the base salary or incentive he or she receives is reduced, (c) the benefits he or she receives are reduced by more than 5 percent, (d) the location of his or her job is relocated more than 50 miles from its current location, or (e) the obligations of the change in control agreements are not assumed by any successor company.

If both triggering events occur, then the NEO is entitled to a change in control payment. The change in control payment consists of three elements (1) amounts owed for current year base salary, on-target incentive prorated to the date of termination and all amounts of deferred income, (2) medical and other insurance benefits, and (3) a separation payment. In addition, all existing unvested options and other equity units become immediately vested and exercisable. The separation payment in the case of the CEO is to be equal to three times the amount described below and in the case of all other NEOs the payment is equal to two times the amount described below. The separation payment is a lump sum equal to either two or three times the sum of (a) the executive officer's base salary plus (b) the greater of the executive officer's actual incentive for the preceding year or his or her on-target incentive for the current year. This amount is reduced by any severance payment that executive officer receives under the severance benefit described above.

The company has no obligation to make a “gross up” payment to the executive officer if the amount of the payments under the change in control agreements is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986.

To receive the payments, the NEO is obligated to comply with the non-competition covenant of the agreement, committing him or her to refrain from competing with the company for a period equal to the number of years of compensation received by the NEO under the agreement.
Accelerated Vesting upon Death, Disability, Retirement or Change in Control
Various compensation plans contain provisions that permit accelerated vesting upon death, disability or change in control. In the event of a change in control, the Key Executive Deferred Compensation Plan and the Executive Incentive Cash Bonus Plan provide for the acceleration of payment even if the NEO has not been terminated. In addition, the vesting of each restricted stock unit and performance share unit will accelerate upon a change in control under the terms of the award agreements. These are so-called single trigger payment provisions. These so-called single trigger payments will no longer exist starting with grants in July 2018. The Long-Term Incentive Plan, Executive Incentive Cash Bonus Plan and Key Executive Deferred Compensation Plan each has provisions dealing with vesting upon death, disability or retirement. The definition of change in control for these plans is the definition contained in Treasury Regulations for Section 409A of the Internal Revenue Code.

Long-Term Incentive Plan
Change in Control
Under our 2011 Long-Term Incentive Plan, except as otherwise provided in an award agreement, awards that are outstanding at the time of a change in control transaction, will accelerate and immediately vest if (1) awards are not assumed or continued by the surviving corporation or (2) if the participant’s employment is terminated without cause or by the participant with good reason within a one-year period following the change in control. However, all our award agreements for currently outstanding awards provide that the awards will vest immediately upon a change in control. Going forward starting in July 2018, all awards are double-trigger awards. Specifically, with respect to performance-based awards, if less than half the performance period has lapsed, those awards will be converted into shares or similar securities assuming target performance has been achieved. If at least half of the performance period has lapsed, those performance-based awards will be converted into shares or similar securities based upon actual performance-to-date. We quantify the benefits that each named executive officer would receive

Herman Miller, Inc., and Subsidiaries 43

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)

upon a change in control in the table under the heading "Potential Payments upon Termination, Death, Disability, Retirement or Change in Control."

Death, Disability and Retirement

Options granted under the LTI Plan to the extent vested at the date of death or disability remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment. If an employee retires, the options granted prior to fiscal 2013 to the extent vested remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment. For options granted beginning in fiscal 2013, the grant will be prorated over 12 months if retiring within one year of the grant; after the initial 12 months, they will vest in full. They remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment. In all other cases, the vested options terminate three months after the termination of employment.

In the case of restricted stock units, if an employee dies or becomes disabled, units vest immediately. All vest ratably if the employee is terminated for reasons other than cause. Vesting is determined by comparing the number of months the employee has been with the company between the date of grant and the date of termination to the original vesting period. If an employee retires, units will be prorated over 12 months if retiring within one year of the grant; after the initial 12 months, they will vest in full.

Performance shares, as explained earlier, are granted at a target value and the actual number of units converted into shares is determined at the end of a 3-year measurement period. The percentage of the performance share target grant that is eligible to vest if an employee dies, becomes disabled, or is terminated for reasons other than cause is determined by comparing the number of months between the date of grant and the date of termination to the original vesting period. If an employee retires in the first year, the target performance share grant subject to vesting will be prorated over 12 months. If the employee retires after the first year, 100 percent of the target performance share grant is subject to vesting.
The Annual Executive Incentive Cash Bonus Plan
The Annual Executive Incentive Cash Bonus Plan requires that an employee be employed by the company on the last day of a fiscal year to be eligible to receive the incentive, with certain exceptions noted below. The plan provides that in the events of death, disability or retirement an employee does not need to be employed on the last day of the fiscal year to receive an incentive payout. The employee's incentive will be reduced to reflect the portion of the year that he or she was employed by the company. In the event of a change in control, the incentive is immediately vested (based upon actual results achieved through the date of the change in control) and payable and is not reduced by virtue of the fact that it is calculated upon a partial year. The same provisions governing payment in the event of death, disability, retirement or change in control are also found in the incentive plan applicable to all other employees.

44 2019 Proxy Statement

Pay Ratio
Pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, we are required to disclose the annual total compensation for both our Chief Executive Officer and median employee and the ratio of those two amounts. For 2019:

•	The annual total compensation of our Chief Executive Officer was $4,245,303.

•	The annual total compensation of our identified median employee was $41,819.

•	The ratio of the annual total compensation of our Chief Executive Officer to that of our identified median employee was 102 to 1.

We used the same median employee for the pay ratio in 2019 as in 2018. There was no material change in our employee population or in our employee compensation arrangements or other material change that we reasonably believe would significantly affect our pay ratio calculation. In addition, there have been no changes in the circumstances of the median employee identified for 2018 that we reasonably believe would significantly impact our pay ratio disclosure. The methodology we used to identify our median employee for the 2018 pay ratio analysis is summarized in the following table:

Item	Description
Determination Date	March 31, 2018
Employee Population	Total employee population (excluding the CEO) as of the determination date was 7,626
Consistently Applied Compensation Measure (CACM)
Gross wages, measured over the twelve-months ending on the determination date. For new hires, we annualized gross wages for any employees hired during the twelve-month period ending on March 31, 2018. For non-U.S. employees, values were converted into U.S. Dollars using the exchange rates in effect on the determination date

Director Compensation
The following Director Compensation table provides information on the compensation of each director for fiscal 2019. The standard annual compensation of each director is $175,000. The Audit Committee Chair receives an additional $20,000, the Executive Compensation Committee Chair receives an additional $15,000 and the Nominating and Governance Committee Chair receives an additional $10,000. Non-chair members of the Audit Committee receive an additional $8,000 per year, non-chair members of the Executive Compensation Committee receive an additional $6,000 per year, and non-chair members of the Nominating and Governance Committee receive an additional $4,000 per year due to the increased workload of these committees. The Chairman of the Board of Directors receives additional annual compensation of $120,000 and is eligible to participate in the company's health insurance plan. Ms. Owen, the company's CEO, does not receive any additional compensation for serving on the Board of Directors.

The annual retainer and any chairperson or additional fees (collectively, the "Annual Fee") is payable by one or more of the following means, as selected by each director: (1) in cash; (2) in shares of our stock valued as of January 15 of each year; (3) credit under the Director Deferred Compensation Plan described below; (4) stock options valued as of January 15 of each year under the Black-Scholes Valuation Model; or (5) as a contribution to our company employee scholarship fund. Any director who does not meet the stock ownership guidelines, described below, must take at least 50 percent of his or her annual fee in one of the permissible forms of equity.
Stock Compensation Plan
Under our 2011 Long-Term Incentive Plan, nonemployee directors may be granted options to purchase shares of our stock if they elect to receive their compensation in stock options. Subject to certain exceptions, options are not exercisable prior to the first anniversary of the award date and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee, or a combination of shares and cash.
Deferred Compensation Plan
We also maintain a Non-employee Officer and Director Deferred Compensation Stock Purchase Plan. The Plan permits a participant to defer receipt of all or a portion of his or her Annual Fee to his or her deferred account. Each account is credited with a number of units equal to a number of shares of the investment selected by the director including company stock and other investment alternatives. The initial value of the deferral is equal to the dollar amount of the deferral, divided by the per share fair market value of the selected investment at the time of the deferral. The units are credited with any dividends paid on the investment. The company maintains a Rabbi-Trust relating to obligations under this plan.

Herman Miller, Inc., and Subsidiaries 45

Director Compensation (continued)
Stock Ownership Guidelines
Director stock ownership guidelines have been in effect since 1997. These guidelines, like those applicable to the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines each director is encouraged to reach a minimum level of share ownership having a value of at least three times the annual director retainer over a five-year period after first becoming a director.

Other
Directors are reimbursed for travel and other necessary business expenses incurred in the performance of their services for the company, and they are covered under the company's business travel insurance policies and under the Director and Officer Liability Insurance Policy.
Perquisites
Some directors' spouses accompany them to Board meetings. The company pays for their expenses and for some amenities for the Directors and their spouses, including some meals and social events. The total of these perquisites is less than $10,000 per Director. Directors are approved to purchase company products under employee discount pricing.  The value of this perquisite was less than $10,000 for all but three Directors as to whom the value has been included in All Other Compensation in the Director Compensation Table.
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mary Vermeer Andringa	85,000	100,000	—	185,000
David A. Brandon	190,000	—	15,340	205,340
Douglas D. French	181,000	—	11,925	192,925
J. Barry Griswell	183,000	—	—	183,000
John R. Hoke III	179,000	—	—	179,000
Lisa A. Kro	155,000	40,000	—	195,000
Heidi J. Manheimer	90,500	90,500	—	181,000
Michael C. Smith	75,000	108,000	—	183,000
Michael A. Volkema	295,000	—	50,854	345,854

(1)
The amounts shown in the “Fees Earned or Paid in Cash” column include amounts that may be deferred under the Non-employee Officer and Director Deferred Compensation Plan. Amounts deferred are retained as units associated with hypothetical investments under the plan. The plan permits non-employee directors to elect to defer amounts that they would otherwise receive as director fees. Directors at the time of deferral elect the deferral period. These amounts may also reflect contributions to the Michael Volkema Scholarship fund which awards college scholarships to children of employees. During fiscal 2019, nine of the directors who received fees contributed a portion to the fund.

(2)
Amounts represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in the company's consolidated financial statements for the fiscal year ended June 1, 2019, included in our Annual Report on Form 10-K.

(3)	Represents value received on product purchases under employee discount program.

As of June 1, 2019, no member of the Board of Directors had outstanding stock options.

46 2019 Proxy Statement

Equity Compensation Plan Information
As noted in the Compensation Discussion and Analysis, we maintain certain equity compensation plans under which common stock is authorized for issuance to employees and directors in exchange for services. We maintain our 2011 Long-Term Incentive Plan (LTI Plan) and Employees' Stock Purchase Plan.

The following table sets forth certain information regarding the above referenced equity compensation plans as of June 1, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)
Equity compensation plans approved by security holders	1,427,909	$32.2333	2,920,715
Equity compensation plans not approved by security holders	—		—
Total	1,427,909	$32.2333	2,920,715

(1)
The number of shares that remain available for future issuance under our plans is 2,920,715 which includes 2,259,658 under the Long-Term Incentive Plan and 661,058 under the Employees' Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance
Our directors and officers, as well as any person holding more than 10 percent of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the SEC. Based upon written representations by each director and officer, all the reports were timely filed by such persons during the last fiscal year.
Certain Relationships and Related Party Transactions
The Board of Directors has adopted a written policy on Related Party Transactions. Under that policy, with certain limited exceptions, all proposed transactions between the company and any directors or officers or their respective affiliates are required to be reported to the Nominating and Governance Committee prior to entering such a transaction. Management is obligated to provide the Nominating and Governance Committee with information relating to the terms and conditions of the proposed transaction, how it complies with the policy, and if the proposed transaction is with a director, advise the Nominating and Governance Committee if the transaction would impact that director's status as an independent director. The Nominating and Governance Committee has the authority to determine whether the proposed transaction is exempt from approval or, if not, whether to approve the transaction as compliant with the policy or refer the matter to the Board of Directors. All approved or exempted transactions must be reported by the Nominating and Governance Committee to the full Board of Directors.

To approve a transaction under the policy, the Nominating and Governance Committee must determine that either (1) the dollar amount of the transaction and other transactions with the director during that year is less than $100,000 and, for any director that is a member of the Audit Committee, does not constitute a proscribed consulting, advisory, or other compensated fee, or (2) if the proposed transaction is for the acquisition of products or services and is less than $100,000 or is subject to a bid process involving three or more competing parties, and the transaction is in the best interest of the company and its shareholders, provided that (a) management determined that the proposed transaction will provide the best value for the company, (b) the compensation is consistent with the proposals submitted by the other bidders, and (c) the director did not directly participate in the proposal process.

Herman Miller, Inc., and Subsidiaries 47

Reconciliation of Non-GAAP Financial Measures
This report contains references to adjusted earnings per share ("EPS"), organic net sales, adjusted operating earnings and adjusted EBITDA, all of which are non-GAAP financial measures (referred to collectively as the "Adjusted financial measures").

Adjusted Earnings per Share, Adjusted operating earnings, and Adjusted EBITDA are calculated excluding the impact from the adoption of U.S. Tax Reform, an investment fair value adjustment, amortization of an inventory step up on the HAY equity method investment, restructuring expenses, and other special charges, including related taxes. Restructuring expenses include actions involving facilities consolidation, targeted workforce reductions and costs associated with an early retirement program. Special charges include costs related to the CEO transition, certain business structure realignment costs, and third party consulting costs related to the Company's profit enhancement initiatives.

Organic net sales represents the change in sales excluding currency translation effects, the divestiture of owned dealers, the impact of the adoption of the new revenue recognition standard, and the impact of the change in DWR shipping terms in fiscal 2018 .

The Company presents the Adjusted financial measures because we consider them to be important supplemental measures of our performance and believe them to be useful in analyzing ongoing results from operations. The adjusted financial measures are not measurements of our financial performance under GAAP and should not be considered an alternative to Earnings per share - diluted, or the Company's reported Net sales under GAAP. The Adjusted financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. The Company's presentation of the Adjusted financial measures should not be construed as an indication that its future results will be unaffected by unusual or infrequent items. The Company compensates for these limitations by providing prominence of the GAAP results and using the Adjusted financial measures only as a supplement.

The following table reconciles EPS to Adjusted EPS for the fiscal years indicated:

	June 1, 2019	June 2, 2018
Earnings per Share - Diluted	$2.70	$2.12

Less: Adjustments relating to adopting U.S. Tax Cuts and Job Acts	(0.02)	(0.05)
Less: Investment fair value adjustment, after tax	(0.03)	—
Add: Special charges, after tax	0.18	0.16
Add: Inventory step-up on HAY equity method investment, after tax	0.01	—
Add: Restructuring expenses, after tax	0.13	0.07
Adjusted Earnings Per Share - Diluted	$2.97	$2.30
Weighted average shares outstanding (used for calculating Adjusted Earnings per share)	59,381,791	60,311,305

The following table reconciles Net Sales to Organic net sales by segment for the fiscal years ended:

	June 1, 2019				June 2, 2018
	North America	International	Retail	Total	North America	International	Retail	Total
Net Sales, as reported	$1,686.5	$492.2	$388.5	$2,567.2	$1,589.8	$434.5	$356.9	$2,381.2
% change from PY	6.1%	13.3%	8.9%	7.8%
Proforma Adjustments
Dealer divestitures	—	—	—	—	(0.8)	—	—	(0.8)
Currency translation effects (1)	3.8	12.4	0.3	16.5	—	—	—	—
Impact of Revenue Recognition Adoption	—	—	—	—	23.9	12.3	—	36.2
Impact of Change in DWR Shipping Terms	—	—	—	—	—	—	(5.0)	(5.0)
Organic net sales	$1,690.3	$504.6	$388.8	$2,583.7	$1,612.9	$446.8	$351.9	$2,411.6
% change from PY	4.8%	12.9%	10.5%	7.1%
(1) Currency translation effects represent the estimated net impact of translating current period sales using the average exchange rates applicable to the comparable prior year period.

48 2019 Proxy Statement

Reconciliation of Non-GAAP Financial Measures (continued)
The following table reconciles Operating earnings to Adjusted operating earnings by segment for the fiscal years ended:

	June 1, 2019					June 2, 2018
	North America	International	Retail	Corporate	Total	North America	International	Retail	Corporate	Total
Operating earnings (loss)	$189.7	$57.8	$5.3	$(49.3)	$203.5	$175.2	$36.9	$13.9	$(47.1)	$178.9
% Net sales	11.2%	11.7%	1.4%		7.9%	11.0%	8.5%	3.9%		7.5%

Add: Special charges	0.6	0.2	0.8	11.5	13.1	—	2.5	—	11.3	13.8
Add: Restructuring expenses	7.7	2.5	—	—	10.2	1.8	3.9	—		5.7
Adjusted operating earnings (loss)	$198.0	$60.5	$6.1	$(37.8)	$226.8	$177.0	$43.3	$13.9	$(35.8)	$198.4
% Net Sales					8.8%					8.3%

The following table reconciles Current Year Net Income to Adjusted EBITDA used for the Annual Executive Incentive Cash Bonus Plan:

Fiscal Year Ended
(Dollars In millions)	June 1, 2019
Current Year Net Income Attributable to HMI	$160.5
Standard Add Backs:
Interest Expense	12.1
Income Taxes	39.6
Depreciation and Amortization	72.1
EBITDA	284.3
Standard Adjustments per Guidelines:
Amortization of previously excluded restructuring	(3.4)
Amortization of third party consulting costs	(11.3)
Non-Standard Adjustments Requiring Approval:
Restructuring expense	12.3
Third party consulting costs, net of amortization	6.5
Costs associated with the CEO transition plan	4.5
Non-cash investment gain	(2.1)
Adjusted EBITDA	$290.8

Herman Miller, Inc., and Subsidiaries 49

Submission of Shareholder Proposals for the 2020 Annual Meeting
Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2020 Annual Meeting of Shareholders and to be included in our proxy materials for that meeting may do so in accordance with Rule 14a-8 promulgated under the Exchange Act, whereby (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us at our principal executive offices at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302, not earlier than the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day, prior to the first anniversary of the preceding year’s annual meeting.

Our bylaws, which are available on our website at www.hermanmiller.com/bylaws, contain certain procedural requirements that shareholders must follow to nominate a person for election as a director at an annual meeting or to bring an item of business before the annual meeting. These procedures require that notice of an intention to nominate a person for election to the Board and/or to bring an item of business before our 2020 annual meeting must be received in writing by our Corporate Secretary at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 no earlier than April 16, 2020 and no later than May 16, 2020. The notice must contain certain information about the shareholder making the proposal for nomination, including a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in the notice or bring the item of business before the meeting, and about the nominee and/or the item of business and, in the case of a nomination, must be accompanied by a written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We did not receive any proposals to be presented at the 2019 Annual Meeting.

Miscellaneous
The cost of the solicitation of proxies will be borne by us. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic means by a few of our regular employees. We may reimburse brokers and other people holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

Our mailing for the fiscal year ended June 1, 2019, includes the Notice Regarding the Availability of Proxy Materials. A copy of the Notice of 2019 Annual Meeting of Shareholders and the 2019 Form 10-K (Annual Report) as well as the Proxy Statement, both filed with the SEC, are available, without charge, upon written request from the Secretary of the Company, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302.

Shareholders are urged to vote promptly. Questions related to your registered holdings can be directed as follows:

Computershare Investor Services, LLC, 250 Royall Street, Canton, Massachusetts 02021 Phone: 1-866-768-5723 inside the United States Phone: 1-781-575-2723 outside the United States http://www.computershare.com

By Order of the Board of Directors
Jacqueline H. Rice, General Counsel and Acting Secretary
September 3, 2019

50 2019 Proxy Statement